                                 THE CONVERSION

OVERVIEW OF THE CONVERSION

     The conversion refers to the process by which MasterCard International will merge with a subsidiary of MasterCard Incorporated, a newly formed stock holding company. After the conversion, MasterCard International will continue as a non-stock corporation and the principal operating subsidiary of MasterCard Incorporated, which will own the sole class B membership interest of MasterCard International. In the conversion, each principal member of MasterCard International will receive shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated representing that member's equity interest in MasterCard Incorporated, and a class A membership interest in MasterCard International representing that member's continued rights as a licensee to use MasterCard's brands, programs and services. MasterCard International's rules and standards will not be affected by the conversion and integration.


     We expect that the conversion will be completed as soon as practicable after the conditions to conversion are satisfied, including approval of the conversion by the members and the expiration or termination of any waiting period under the HSR Act. We anticipate that these conditions will be satisfied and that the conversion will be completed in the first half of 2002.


EFFECTS OF THE CONVERSION

     As a stockholder of MasterCard Incorporated, you will have the right to vote on all matters submitted to the stockholders for a vote, including the election of the board of directors, and extraordinary transactions, such as a merger, consolidation, or sale of all or substantially all of the assets or dissolution of MasterCard Incorporated. In any vote for the election of directors, no stockholder, together with its affiliates, will be entitled to vote more than 7% of the outstanding shares that are entitled to vote in that election.

     The board of directors of MasterCard International is required to be the same as the board of directors of MasterCard Incorporated. You will have the right to vote on proposed changes to Article I (Membership) of the bylaws of MasterCard International, but you will no longer be entitled to vote with respect to any other amendments of the charter or bylaws of MasterCard International. The rules for the qualification of members of MasterCard International will be the same as the current rules for the qualification of members of MasterCard International.

     The directors and executive officers of MasterCard Incorporated after the conversion and integration will be the same as the directors and executive officers of MasterCard International before the conversion except for the addition of two voting directors who will be affiliated with European members and the addition of Dr. Peter Hoch, currently Chief Executive Officer of Europay, who will be President of MasterCard's Europe region (an officer of MasterCard Incorporated) and a non-voting director. In particular, if the conversion is approved, the current directors of MasterCard International will serve as the directors of MasterCard Incorporated and MasterCard International until the annual meeting of MasterCard Incorporated shareholders in 2003. In addition, the boards of directors of each company, acting pursuant to authority granted to them in their respective certificates of incorporation and/or bylaws, will appoint two additional voting directors affiliated with European members and Dr. Peter Hoch as a non-voting director, in each case to serve until the annual meeting of MasterCard Incorporated shareholders in 2003. The board of directors of MasterCard Incorporated will be subject to reelection in 2003. If the conversion does not occur, the current directors of MasterCard International will continue in that capacity until an annual meeting of MasterCard International principal members is held in 2003.

     The bylaws of MasterCard Incorporated provide that during the three year transition period following the closing of the conversion and integration:

     - one-third of the members of MasterCard Incorporated's board of directors will be representatives of MasterCard Incorporated's European stockholders;

     - one-third of the members of MasterCard Incorporated's board of directors will be representatives of MasterCard Incorporated's U.S. stockholders;

     - the President and Chief Executive Officer of MasterCard Incorporated will be a director; and

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     - the remaining directors will be apportioned among the other regions in accordance with the percentage of common stock owned by the stockholders of those regions.

     After the three-year transition period, the President and Chief Executive Officer will continue to be a director and all other directors will be apportioned among the regions according to each region's respective share of the aggregate vote. The integration agreement provides that the allocation of one-third of the board seats to Europe during the transition period may not be altered.

     The board of directors of MasterCard Incorporated will initially consist of 18 voting members -- six from the U.S., six from Europe, three from Asia/Pacific, one from Canada, one from Latin America and the Caribbean and the President and Chief Executive Officer of MasterCard Incorporated. The directors will be elected by the class A and class B stockholders, voting together as a single class (so long as the class B convertible shares are entitled to vote), with each share entitled to one vote, subject to the following limitations:

     - no more than two representatives from any member (including its affiliates and affiliate members) may sit on the board of directors;

     - no single stockholder, together with its affiliates, may exercise more than 7% of the voting power in any election of directors; and

     - no more than one-third of the board of directors may be representatives from a single region.

     In addition to the MasterCard Incorporated board of directors, there will be a regional board for each of MasterCard's six operating regions:
Asia/Pacific, Canada, Europe, Latin America and the Caribbean, Middle East/Africa and the United States. Each of the regional boards will be elected by the members from that region. Decisions to establish or eliminate a regional board or overrule one of its decisions must be approved by a two-thirds majority vote of the board of directors. In addition, all of the regions will have a regional president, who will be selected by the President and Chief Executive Officer of MasterCard Incorporated in concurrence with the regional board (or otherwise with a two-thirds majority of the global board of directors). MasterCard Incorporated will also establish a Debit Advisory Board to provide guidance with respect to the ongoing development of MasterCard's debit programs. The powers and responsibilities of the regional boards following the conversion and integration are expected to be substantially similar to the powers and responsibilities of those boards before the conversion and integration.

     For a description of the supermajority requirements necessary to revise these governance arrangements, see "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration -- Vote on Extraordinary Transactions/Supermajority Voting Provisions."

CONSIDERATIONS RELATING TO THE CONVERSION

     In approving the conversion and recommending that you approve the conversion, our board of directors considered a number of advantages of the new structure. By creating a new holding company, MasterCard Incorporated, which will own MasterCard International, we expect to realize many of the advantages of a stock corporation at the holding company level, while maintaining the flexibility of a membership association in governing the operations of our global payments programs at the subsidiary level. As is typical of a holding company structure, the holding company, MasterCard Incorporated, will control the voting power of its operating subsidiary, MasterCard International, with regard to all items that require a vote of MasterCard International's members, except for amendments to Article I (Membership) of the bylaws.

     We believe that the conversion will enhance the value of our business and our future opportunities by providing us some of the benefits of being a public company. Specifically, we believe that the conversion will:

     - permit member-stockholders to realize the value of their investment in MasterCard as an asset and, subject to certain restrictions, trade MasterCard Incorporated shares among themselves;

     - align more closely the interests of MasterCard and our member-stockholders. As member-stockholders increase their MasterCard business, their relative shareholdings in MasterCard Incorporated may increase;

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

     - provide a more flexible structure to respond to opportunities in the marketplace, for example, by permitting us to complete the integration with Europay more efficiently since Europay already has capital stock outstanding or by permitting us to use our class C common stock as acquisition currency in future acquisitions;

     - result in greater financial transparency for our member-stockholders, since after the conversion MasterCard Incorporated will report financial and business information on a quarterly basis in accordance with Securities and Exchange Commission rules and regulations; and

     - make it easier, if desired, for MasterCard Incorporated to raise financing in the public securities markets to fund technological innovations and other projects since MasterCard Incorporated will be a public reporting company.

     In approving the conversion and recommending that you approve the conversion, our board of directors also considered potential disadvantages of the new structure. Specifically, it is possible that:

     - a market for MasterCard Incorporated common stock may not develop sufficiently to provide member-stockholders with enough liquidity in trading their shares;

     - stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy certain requirements, which may be disadvantageous to them;

     - the conversion will facilitate future strategic transactions that could reduce the influence of current MasterCard International members;

     - MasterCard Incorporated and certain member-stockholders will be subject to additional regulatory burdens, including Securities and Exchange Commission regulations, as a result of the conversion; and

     - the conversion could subject some members to tax liabilities.

     No director or officer or any of their affiliates has a substantial interest, direct or indirect, in the conversion.

BOARD OF DIRECTORS' AND PRINCIPAL MEMBERS' APPROVAL


     On February 8, 2001, the board of directors of MasterCard International approved resolutions recommending the conversion to MasterCard International's members. Approval at the special meeting of at least a majority of voting power of MasterCard International's principal members is required to complete the plan of conversion; the quorum for the special meeting is the presence in person or by proxy of members representing a majority of the votes eligible to be cast. Notwithstanding member approval, however, the plan of conversion will not be completed if the integration will not also be completed.


     THE BOARD OF DIRECTORS OF MASTERCARD INTERNATIONAL RECOMMENDS THAT MEMBERS VOTE FOR APPROVAL OF THE PLAN OF CONVERSION.

THE MERGER AGREEMENT EFFECTING THE CONVERSION

     We summarize below the material terms and other provisions of the merger agreement. The description is not complete, and we refer you to the merger agreement, which is contained in Annex A of this proxy statement-prospectus and which we have filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

CONVERSION OF MEMBERSHIP INTERESTS

     The conversion will be effected pursuant to the Agreement and Plan of Merger entered into among MasterCard Incorporated, MasterCard International and MasterCard Merger Sub, Inc., which we refer to as the merger agreement. The merger agreement provides for the merger of MasterCard International and MasterCard Merger Sub, Inc. under Delaware law, with MasterCard International being the surviving entity. Under the merger agreement, each issued and outstanding principal membership interest in MasterCard International will be automatically converted by virtue of the merger into a class A membership interest of MasterCard International and a specified number of shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated. The number of shares of class A redeemable and

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

class B convertible common stock of MasterCard Incorporated that a principal member receives in the merger will be proportional to the percentage of the total voting power of MasterCard International that such member held in accordance with the historic global proxy formula in effect for the period ended September 30, 2000. Upon completion of the conversion and integration and as an integral component thereof, the shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy formula based on the 12 month period ended December 31, 2000. Accordingly, the new global proxy formula, applied on a regional basis, will determine the number of shares that members actually receive in the conversion and integration.

     Class A redeemable and class B convertible common stock are fully paid, non-assessable voting equity interests in MasterCard Incorporated. The class A membership interest in MasterCard International represents the member's continued rights as a licensee to use MasterCard's brands, programs and services and participate in the MasterCard system. For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

     Under the merger agreement, MasterCard Incorporated will receive the sole outstanding class B membership interest in MasterCard International, which will entitle MasterCard Incorporated to substantially all of the voting power, and all economic rights, in MasterCard International. MasterCard Incorporated's stockholders will participate indirectly in the voting power of, and economic rights associated with, the class B membership interest through their ownership of the class A redeemable and class B convertible common stock of MasterCard Incorporated.


     The merger will not close, and your existing membership interest will not be modified as described above, unless a majority of the voting power of MasterCard International's principal members at a meeting at which a quorum is present approve the conversion and the merger agreement. The board of directors of each of MasterCard Incorporated, MasterCard International and MasterCard Merger Sub, Inc. may terminate the merger agreement at any time prior to the conversion whether before or after the approval of the members of MasterCard International.


APPLICATION OF THE SECURITIES LAWS TO SHARES RECEIVED

     As a result of the conversion, stockholders of MasterCard Incorporated will be subject to various provisions of the U.S. federal securities laws. Pursuant to Rule 10b-5 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, all stockholders will be prohibited from trading MasterCard Incorporated shares while in possession of any material, non-public information about MasterCard Incorporated. In addition, certain significant stockholders of MasterCard Incorporated may be required to file public reports with respect to their stockholdings. Other reporting obligations may also apply. Responsibility for compliance with these laws will reside with the applicable stockholder, not MasterCard Incorporated.

APPLICATION OF U.S. BANKING REGULATIONS TO SHARES RECEIVED

     Banking regulations in the United States govern, among other things, the types of equity investments that regulated institutions are permitted to make. For a description of the potential application of federal and state banking regulations to the shares received in the conversion, see "Risk Factors -- Risks Related to the Conversion -- U.S. banking regulations may impact our principal members' ownership of the common stock of MasterCard Incorporated."

ACCOUNTING TREATMENT OF THE CONVERSION

     We anticipate that upon our conversion to a stock corporation, our retained earnings will be reallocated to capital stock and additional paid-in capital on issuance of common stock to members in exchange for their member interests. This treatment is consistent with accounting for demutualizations in accordance with accounting principles generally accepted in the United States.

     With respect to the manner in which they account for their equity interest in MasterCard, members should consult their financial advisors regarding the potential accounting implications of the conversion.

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                                THE INTEGRATION

OVERVIEW OF THE INTEGRATION

     The integration refers to the acquisition of Europay by MasterCard Incorporated and the integration of the businesses of Europay and MasterCard International. In the integration, Europay's shareholders other than MasterCard International and MEPUK will exchange their Europay shares (and shareholders of MEPUK will exchange their MEPUK shares) for shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated. For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

BACKGROUND OF THE INTEGRATION


     History. MasterCard International has a long-standing relationship with Europay, originating with Eurocard International's alliance with Interbank Card Association, MasterCard's predecessor, in 1968. In 1996, MasterCard International and Europay entered into an alliance agreement under which MasterCard International delegated to Europay the authority to manage the MasterCard brand in Europe and to process the licensing of MasterCard's brands to European financial institutions. MasterCard International and Europay established Maestro International, a joint venture, in 1991 to oversee the global development of the Maestro debit service, and entered into an agreement regarding the Maestro brand in 1997 to further strengthen their cooperation in this area. Each of MasterCard International and Europay own a 50% interest in Maestro International Incorporated, a Delaware corporation which owns the Maestro brand. MasterCard International currently owns approximately 12.25% of the capital stock of Europay and 15.0% of the capital stock of European Payment Systems Services (EPSS), Europay's transaction processing subsidiary. Together, these interests represent an approximate 15% interest in Europay on a consolidated basis. In addition, European members currently own approximately 7% of the total voting power, and related economic rights, of MasterCard International.


     Early Negotiations. As the MasterCard-Europay relationship developed, the managements of the organizations came to believe that they could significantly enhance the value of their alliance if they more fully integrated their organizations and focused their combined efforts on promoting a core set of global brands and services. In November 1999, a subcommittee of the MasterCard International board of directors authorized management to retain the services of Mercer Management Consulting to advise the board on revisions to MasterCard's corporate governance structure. Among other things, the board charged Mercer with the task of evaluating the existing MasterCard/Europay alliance. During a period of five months, representatives of Mercer met with members of the management teams of both parties and members of their respective boards of directors. The purpose of these meetings was to gather information about the working relationship of the parties and to assess whether improvements could and should be made.

     At a meeting of MasterCard International's board held on March 23, 2000, representatives of Mercer reported that, while the relationship between MasterCard International and Europay under the alliance agreement was generally positive, the parties would be better served by combining their organizations, aligning their interests more directly, focusing their considerable combined resources on promoting MasterCard's core brands and eliminating duplicative functions.

     On March 23, 2000, the MasterCard International board authorized the formation of a committee consisting of Donald L. Boudreau, MasterCard International's then Chairman, and Robert W. Pearce, a director, to enter into preliminary discussions about the possibility of integrating the organizations. On April 13, 2000, the board of directors of Europay designated a counterpart committee consisting of Dr. Kurt Richolt, Europay's then Chairman, Dr. Wolfgang Klein, then a director of Europay, and Baldomero Falcones Jaquotot, a director of Europay and MasterCard International.

     The negotiating committees first met on April 14, 2000. A second meeting was held on April 26, 2000. At these initial meetings, the committee members discussed the framework for a possible integration, including structural alternatives. No formal proposals regarding valuation or the type and amount of consideration to be issued to the stockholders of Europay were discussed at these initial meetings, although it was generally understood that the consideration would include some form of equity, rather than cash. Further meetings were held in May 2000 and in June 2000 (by teleconference). These meetings focused primarily on issues of

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

consideration. At the June 2000 meeting, the negotiating committees discussed the first draft of a term sheet that had been prepared by Mercer. In particular, the parties discussed the relative contribution that Europay's members would make to the revenues and transaction volume of a combined organization. Europay's view was that, based on a contribution analysis, the European members should be entitled to 33 1/3% of the equity in the combined company. MasterCard wanted to study further the level of contribution that Europay was likely to make and, in particular, the likelihood that transaction volume associated with Europay's regional ec Pictogram brand would be converted to Maestro transaction volume in the future.

     Later Negotiations. In July 2000, the boards of directors of MasterCard International and Europay reviewed the progress that had been achieved by the negotiating committees. At these meetings, representatives of Mercer presented a report summarizing the work of the negotiating committees to date. At its July 27, 2000 meeting, the MasterCard International board authorized the MasterCard negotiating committee to continue its work.

     Following these board meetings, the Europay negotiating team advised the MasterCard International team that the Europay shareholders strongly favored a stock conversion and viewed it as a critical part of the overall transaction. MasterCard was amenable to the concept of a stock conversion, subject to review of the potential tax, securities laws and other consequences. Each of MasterCard International and Europay retained financial advisers to assist the negotiating teams in analyzing the companies and to advise them with respect to valuation matters. MasterCard retained Donaldson, Lufkin & Jenrette (subsequently Credit Suisse First Boston or CSFB). Europay retained Merrill Lynch & Co. Mercer was instructed to prepare and circulate a confidential term sheet.

     In September 2000, Mr. Boudreau and Dr. Richolt met by teleconference. They primarily discussed the formula for the global proxy calculation, which would become the benchmark for measuring the level of contribution made by the European members to the combined company. The full negotiating teams met three times in October 2000. Beginning with the second of these meetings, Robert Selander, MasterCard's President and Chief Executive Officer, and Peter Hoch, Europay's Chief Executive Officer, joined the negotiating teams. During these meetings, the negotiating committees discussed a wide range of strategic and operational issues, including the following:

     - the valuations of the organizations on a stand-alone and combined basis;

     - ways of measuring the relative contribution of the European members of MasterCard International to the business of the combined company;

     - the merits of a global proxy formula that recognized contributions to MasterCard International's gross dollar volume and gross acquiring volume compared to a formula that was strictly revenue-based;

     - the composition of the board of directors of the combined organization;

     - the level of authority that should be delegated to the regional boards and management;

     - the types of fundamental corporate matters that should not be changed without the approval of a supermajority of the board of directors or stockholders;

     - limitations on the assessability of memberships;

     - the benefits and detriments associated with converting MasterCard International to a stock corporation; and

     - the merits of a holding company structure.

     As the parties sought to reach a mutually acceptable understanding with respect to the consideration to be received by the European members, they concluded that it would be appropriate to implement a limited transition period during which the projected level of contribution made to MasterCard's revenues and transaction volume by the European members, as measured under the new global proxy calculation, would be applied. The parties decided that the European members would receive at the closing shares in a percentage amount that represented what their contribution, as measured by the new global proxy calculation, would have been if all of their volume were converted to MasterCard and Maestro brand volumes. In its consideration of the aggregate allocation of shares of MasterCard Incorporated between European and non-European members that would result from the integration, MasterCard management developed a model to project the final relative regional distribution of shares at year-end 2003, which was the date then expected for the completion of the share allocations resulting from the integration. The model projected issuing volumes (GDV) and acquiring volumes
(GAV) by region, which were categorized by type for proxy purposes. European member volumes and revenues were projected by Europay for the same periods. The revenue figures that were shared with CSFB for use in connection with its fairness opinion were not materially different from the revenue figures used in the proxy analysis. Together, these projections formed the basis for the case allocating an approximate 33.1% share of MasterCard Incorporated common stock to European member-stockholders at the conclusion of the transition period. MasterCard further reviewed these projections and made adjustments to reflect lower projected revenue and lower conversion rates of ec Pictogram cards to Maestro only cards during the transition period. MasterCard management used these assumptions to generate a more conservative case. These adjusted projections formed the basis for the case allocating an approximate 25.7% share of MasterCard Incorporated common stock to European member-stockholders at the conclusion of the transition period. MasterCard management also prepared an upside case to measure the revenue and the converted ec Pictogram volumes that would be required for European member-stockholders to own a 44% share of MasterCard Incorporated common stock at the conclusion of the transition period. To support that case, European member-stockholders would have to convert all ec Pictogram cards to Maestro and would have to pay fees on the resulting volumes generated by the end of the three-year transition period.

     Based on the projections of GDV, GAV, and revenues described above and deemed to be reasonable by MasterCard International and Europay, the parties concluded that it would be appropriate to allocate 33 1/3% of the total outstanding shares to European members at the closing. Similarly, based on projections of the likely best and worst case for European GDV, GAV and revenue performance during the transition period, the parties concluded that it would be appropriate to establish a minimum aggregate European shareholding percentage of 26% and a maximum aggregate European shareholding percentage of 44%, in each case at the conclusion of the transition period. The European members could lose some of the shares initially allocated at closing if, at the end of the transition period, their contribution did not fulfill expectations, which would most likely be attributable to lower volume conversion than anticipated. Alternatively, if the contribution as of the end of the transition period exceeded current expectations, they could receive additional shares, subject to the maximum ownership percentage of 44%.

     The Europay negotiating team was also concerned about the position of the European members as minority stockholders in a combined organization. MasterCard understood these concerns, but felt it was important to strike a balance with the general proposition that the will of the majority should prevail in corporate governance matters. The parties agreed that any supermajority voting requirements should be limited to matters relating to the fundamental organizational and ownership structure of the combined company.

     At a meeting of the MasterCard International board held in November 2000, members of the MasterCard International negotiating team and representatives from Mercer reported that the two sides had made substantial progress. The Mercer representatives made a presentation to the board concerning the latest draft of the term sheet. The board engaged in a discussion about particular aspects of the proposed terms. The board authorized the negotiating team to proceed with the negotiations and to engage in a formal due diligence investigation of Europay. Europay would undertake a similar investigation of MasterCard International.

     The parties began their respective due diligence investigations in December 2000. The parties' due diligence covered financial, accounting, operations, legal, human resources and other areas. Diligence was performed both on-site, at the other party's principal offices, and off-site. The diligence process continued for approximately two months.

     The MasterCard International and Europay negotiating teams met on December 6, 2000 and December 20, 2000, where they again discussed those matters in MasterCard Incorporated's organizational documents that should be subject to supermajority stockholder approval. These discussions continued at teleconference meetings on January 5 and January 11, 2001. On January 16, 2001, January 18, 2001 and January 22, 2001, the negotiating committees held additional teleconference meetings in order to finalize the term sheet that would be presented to the companies' respective boards of directors.

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     The February 8, 2001 Board Meeting.  A special meeting of the MasterCard
International board was held on February 8, 2001 for the purpose of considering and approving the term sheet. At this meeting, the board adopted resolutions recommending the conversion and integration to MasterCard International's members and approving the term sheet, and authorized the MasterCard International negotiating team to seek to finalize negotiations with Europay. The board also authorized the conversion of MasterCard International to a stock corporation. The board considered the following matters at the February 8, 2001 meeting:

     - Representatives of Mercer made a presentation about the changes made to the term sheet since the November board meeting.

     - John De Lavis, the MasterCard executive in charge of the MasterCard International due diligence team, presented the findings of the diligence investigation.

     - Jerry McElhatton, MasterCard International's senior executive in charge of technology, made a presentation regarding plans for integrating the technology systems of the two companies.

     - Representatives of CSFB presented their relative allocation analysis to the MasterCard board and delivered their signed fairness opinion to MasterCard. CSFB's presentation and analyses, together with the CSFB fairness opinion, are described under the heading "Opinion of Financial Advisor to MasterCard International."

     In addition, Denise K. Fletcher, MasterCard International's Chief Financial Officer, made a presentation at the February 8, 2001 board meeting regarding the valuation, tax and accounting aspects of the integration and conversion. This presentation also reviewed the text of certain prepared materials distributed to the board relating to valuation in advance of the meeting. Mrs. Fletcher reported on the valuation analysis by stating that management had developed three scenarios representing the possible ownership of the combined entity by European member-stockholders. She stated that the three scenarios were: (i) a 26% ownership case that represents the minimum guaranteed amount to the European member-stockholders; (ii) a 33 1/3% ownership case based on projections provided by Europay management; and (iii) a 44% ownership case that represents the maximum amount that European member-stockholders could own of MasterCard Incorporated regardless of performance. Mrs. Fletcher reported that, with respect to the 26% case, MasterCard had been valued at approximately $1.6 billion and Europay at approximately $390 million using a 10.5% discount rate and after applying a 50% reduction for both companies due to their private ownership structure. Mrs. Fletcher also reported that MasterCard's and Europay's management estimated that approximately $120 million in business synergies would result from integration on an after-tax, net present value basis, using a 10.5% discount rate and after applying the 50% private company discount. She reported that, in the 26% case, the total value of the combined company after the integration and including the synergies was estimated to be approximately $2.1 billion, using a 10.5% after-tax discount rate and after giving effect to the 50% private company discount. She stated that MasterCard management, in valuing Europay, assigned 85% of the synergy savings to Europay because approximately this portion (81%) of the synergies were expected to be derived from European operations. She stated that under the 26% case the sum of the synergies and the discounted cash flow value of the portion of Europay not presently owned by MasterCard was estimated at approximately $430 million. She then said that MasterCard management estimated that MasterCard would generate an after-tax return on investment of 14.8%, 14.4% and 14% for the 26%, 33 1/3% and the 44% cases, respectively, and that these returns were higher than the 10.5% cost of capital estimated for MasterCard.

     Mrs. Fletcher then noted that the valuation analysis supported European members owning 26% of MasterCard Incorporated after the conversion and integration. She further noted that the initial allocation of 33 1/3% was supported by the model reported by MasterCard management (with projections regarding the Europe region coming from Europay management) referred to above. According to the deal ultimately negotiated between the parties, European member-stockholders would initially be allocated 33 1/3% of the common stock of MasterCard Incorporated with a reallocation at the end of the three-year transition period that adjusts European member-stockholder ownership to a level between 26% and 44%, depending on actual performance of the Europe region.

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     The information presented to the MasterCard International board on February
8, 2001 by CSFB and Mrs. Fletcher was supported by projections provided to CSFB by MasterCard management that reflected management's best estimates for 2000 earnings and the 2001 budget. The projections also related to revenue and operating income for the periods 2000 through 2004. The revenue projections reflected the assumption that the economy could not continue to grow as it had in the late 1990s and that revenue growth would slow as the global economy decelerated. However, margins were expected to expand gradually reflecting productivity gains, especially in transaction processing.

     Europay management also provided revenue, operating expense and operating income projections regarding the Europe region to CSFB. These projections, along with MasterCard management's projections for MasterCard International, formed the basis for the case for allocating 33 1/3% of the common stock of MasterCard Incorporated to European member-stockholders at the conclusion of the three-year transition period. MasterCard management reviewed Europay's projections and provided CSFB with adjusted projections, which reflected reduced revenue and operating income estimates. This more conservative case formed the basis for the case for allocating 26% of the common stock of MasterCard Incorporated to European member-stockholders at the conclusion of the transition period. MasterCard management also developed projections that would form the basis for an upside case, which would allocate 44% of the common stock of MasterCard Incorporated to European member-stockholders at the conclusion of the transition period. MasterCard and Europay management also worked together to develop a synergy plan which projected 81% of the savings being derived from European operations, predominantly from staff savings and system integration synergies.

     In the fourth quarter of 2001, in connection with its delivery of the fairness opinion dated January 16, 2002, MasterCard management provided CSFB with updated projections for the periods from 2001 through 2004, and added 2005. The updated projections reflected the following adjustments:

     - the most recent 2001 forecast was employed;

     - the most recent 2002 budget projections for Europay and MasterCard, reflecting the impact of the slowdown in the economy in general and the particular consequences of the events of September 11, 2001 were employed;

     - an assumption was made that, by the beginning of 2003, MasterCard and Europay would function at the same level that they would have functioned had the events of September 11, 2001 not occurred;

     - MasterCard management's projected 2005 Europay revenues, operating expenses, pre-tax income and EBITDA (earnings before interest, taxes, depreciation and amortization) were provided; and

     - MasterCard management's projected 2005 revenues, operating expenses, pre-tax income and EBITDA for MasterCard International were provided.

     MasterCard management also updated the synergy analysis based on the integration planning and implementation that had taken place since CSFB's fairness opinion of January 30, 2001.

     The Europay Board Meeting; Implementation Efforts. On February 12, 2001, the board of directors of Europay approved resolutions recommending the integration to Europay's shareholders.

     During the months of February through May 2001, counsel for MasterCard International and Europay prepared definitive documentation to effect the conversion and integration. Numerous telephone conversations and meetings were held among representatives of MasterCard International and Europay and their legal advisors for the purpose of negotiating the definitive agreements.

     Forms of agreements were provided to the MasterCard International and MasterCard Incorporated boards in advance of a special meeting called for May 16, 2001. At this meeting, the MasterCard International and MasterCard Incorporated boards approved the forms of agreements and authorized management to file the registration statement of which this proxy statement-prospectus forms a part with the Securities and Exchange Commission. Subsequently, the managements of MasterCard and Europay finalized the definitive agreements and prepared the registration statement for filing.

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     Statement Regarding Projections.  The preceding discussion under the heading "The Integration -- Background of the Integration" contains certain projections and forward-looking statements. MasterCard and Europay do not, as a matter of course, make public projections as to future sales, earnings or other results. The projections set forth above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither MasterCard's nor Europay's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achieveability, and assume no responsibility for them. The inclusion of these projections in this document should not be regarded as a representation by MasterCard or Europay or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond MasterCard's and Europay's control. As a result, there can be no assurance that any of these projections will be realized.

     The projections are or involve forward-looking statements, assume that the conversion and integration have occurred and are based upon a variety of assumptions, including MasterCard's and Europay's ability to achieve strategic goals, objectives, and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond MasterCard's and Europay's control. Many important factors, in addition to those discussed elsewhere in this proxy statement-prospectus, could cause MasterCard's and Europay's results to differ materially from those expressed or implied by the forward-looking statements. Accordingly, there can be no assurance that the projections are indicative of MasterCard's or Europay's future performance or that actual results will not differ materially from those in the projections set forth above. See "Cautionary Statement Regarding Forward Looking Statements."

CONSIDERATIONS RELATING TO THE INTEGRATION

     In approving the integration, our board of directors considered a number of advantages associated with the acquisition of Europay by MasterCard Incorporated. The integration represents the opportunity for MasterCard to enhance its global scope and payment programs by acquiring an important company that operates in a desirable region of the world and has demonstrated success in several key business functions. Specifically:

     - In 2001, the Europe region represented approximately 20% of MasterCard's worldwide gross dollar volume, not including Maestro and Cirrus transactions.

     - European countries are among the largest and most sophisticated payments markets in the world and represent a significant portion of the global payments industry.

     - Europay has demonstrated expertise in chip and debit programs and services, and in the ongoing development of new mobile commerce payment applications.

     The integration will also give MasterCard the opportunity to:

     - Establish a more consistent global marketing message, particularly in Europe, that is intended to increase MasterCard's presence in Europe and thereby make the Europe region more attractive to all MasterCard members. Following completion of the integration, MasterCard will be better able to coordinate European marketing programs, enabling us to build our brands in Europe in concert with our global brand-building efforts. We expect that this increased coordination, combined with improved productivity, faster time to market and greater emphasis on customized solutions for members, should strengthen the presence of the MasterCard family of brands both in Europe and around the world.

     - Take advantage of Europay's expertise in debit and chip cards and mobile commerce. Europay and Maestro have established in Europe a significant leadership in the debit and chip card arenas as well as in mobile commerce. Given the increasing use by cardholders globally of these applications, the skills

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

and knowledge already present at Europay in these areas will represent a key strength for MasterCard, permitting the development of new business solutions.

     The integration represents the opportunity for Europay to merge with a well-capitalized industry leader and, as a result, to leverage its own strengths based on the broader resources of the MasterCard brand and organization. For European members of the combined company, integration with MasterCard provides additional opportunities to succeed in an increasingly competitive global business, in which size, an existing network of members, and the ability to develop quickly new and profitable products and services will likely differentiate successful competitors.

     In particular, the integration with MasterCard provides European members with the opportunity to:

     - Participate in the MasterCard system on a much more significant scale than they currently do. After the conversion and integration, the European members will participate in MasterCard Incorporated as holders initially of 33 1/3% of its outstanding common stock, subject to change after the transition period, as more fully described in "Share Allocation and the Global Proxy."

     - Utilize MasterCard's expertise in brand building and customer-centered service. Following completion of the integration, MasterCard's marketing team will coordinate with members and staff in the new Europe region to enhance brand-building efforts in that region. This is expected to result in increased brand awareness and higher usage and acceptance levels, making the European region stronger for all MasterCard members. Furthermore, European members will benefit from the reallocation of MasterCard's resources to deliver more customized relationship management and professional services.

     - Utilize MasterCard's expertise in marketing consulting, Internet and corporate expertise. The integration will permit Europay to take advantage of MasterCard's marketing consulting expertise to further advance the European credit business. In addition, joining MasterCard's Internet experience with Europay's strengths in chip and mobile commerce should lead to the development of more electronic business solutions. Finally, Europay will be able to draw on the corporate resources of the larger MasterCard organization.

     To both MasterCard and Europay, the integration represents the opportunity to merge separate businesses into one organization, with the resulting opportunity to develop a stronger, combined operation and to:

     - Establish a global management team and governance structure. The integration of the companies will provide an opportunity for a more cohesive and consistent global governance and management structure, which is currently divided among the MasterCard, Europay and Maestro organizations, each of which has separate governance requirements. Integrating MasterCard and Europay is also expected to result in a more rapid time to market for products due to enhanced decision-making and coordinated product development and management.

     - Establish improved delivery of customized relationship management and professional services. As a result of the integration, we hope that the combined company will be in a position to deliver to European members more customized relationship management and professional services, such as marketing and operations consulting, to foster the growth and profitability of existing businesses and to facilitate the establishment of new payments programs and applications. In addition, we expect to join the technology operations of MasterCard and Europay to improve the flexibility, speed of change, interoperability and productivity of services provided to members, as well as to reduce costs. Finally, standardizing MasterCard's and Europay's programs and services should improve and make more consistent the quality of services delivered to members.

     - Achieve personnel and system synergies. By combining the two companies, a greater pool of key personnel resources should be available to maintain and enhance our competitive advantages, including a wider array of customer, product and regional knowledge; technologies; marketing support and research; and stronger financial resources. In addition, we expect that, by integrating the two companies, we will be able to realize cost savings from integrating our transaction processing systems, eliminating overlapping staff functions and programs and by taking advantages of economies of scale.

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

     In approving the integration, our board of directors and the Europay board of directors also considered the disadvantages of integration. The integration may:

     - Create expected synergies that never materialize. We may be unable to reduce costs, merge effectively our management structures or improve programs and professional services to our members in a timely or efficient manner. It may also prove difficult to streamline our technology or other operations, increase the customization and management of our member relationships and standardize our combined programs and services. Finally, we may not successfully combine personnel or systems resources or achieve economies of scale.

     - Cause significant dilution in the ownership of non-European members of MasterCard International. The integration will cause the ownership of the non-European members of MasterCard International in MasterCard Incorporated to be significantly diluted as compared to those members' current percentage of the total equity rights in MasterCard International.

     - Adversely impact some members through the introduction of the new global proxy formula. Because the new global proxy formula considers additional factors (including GDV, GAV and revenues and volumes associated with Maestro and Cirrus cards) in allocating equity rights, it will dilute the ownership percentage of member-stockholders who are comparatively underweighted in such factors.

     No director or officer or any of their affiliates has a substantial interest, direct or indirect, in the integration.

THE INTEGRATION AGREEMENT

     We summarize below the material terms and other provisions of the integration agreement. The description is not complete, and we refer you to the integration agreement, which is contained in Annex B of this proxy statement-prospectus and which we have filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

EXCHANGE AND ALLOCATION OF SHARES


     The acquisition of Europay will be made pursuant to the Share Exchange and Integration Agreement entered into by MasterCard Incorporated, MasterCard International and Europay International, which we refer to as the integration agreement. In connection with the integration agreement, each shareholder of Europay (other than MasterCard International and MEPUK) has been required to enter into a separate share exchange agreement with MasterCard Incorporated and MasterCard International, pursuant to which it will exchange its Europay shares for a specified number of shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated. In addition, the shareholders of MEPUK have been required to enter into the MEPUK agreement with MasterCard Incorporated and MasterCard International as described under the heading "-- MEPUK" below, pursuant to which they will exchange their MEPUK shares for a specified number of shares of class A redeemable common stock and class B convertible common stock of MasterCard Incorporated. The integration agreement also provides, as an integral component of the conversion and integration, that the shares of class A redeemable and class B convertible common stock of MasterCard Incorporated issued to the principal members of MasterCard International and the shareholders of Europay and MEPUK will initially be reallocated within each of the European and non-European member-stockholder groups in accordance with the new global proxy calculation described herein.


     The integration agreement defines how the European members of MasterCard, including those members that are not shareholders of Europay, and the non-European members of MasterCard, will be treated in the conversion and the integration. For a description of the allocation of shares resulting from the conversion and integration, see "Share Allocation and the Global Proxy."

CONDUCT OF BUSINESS PRIOR TO CLOSING OF INTEGRATION

     From the date of the integration agreement until the closing of the integration, each of MasterCard Incorporated, MasterCard International and Europay have agreed to conduct their respective businesses in the
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

ordinary course, consistent with past practice, and, among other things, to take all commercially reasonable steps and to act in good faith in cooperation with the other party to obtain all necessary government approvals. The parties also have agreed to the restrictions summarized below.

     Europay has agreed that, except as may be required by law, unless previously disclosed to MasterCard International or agreed to by MasterCard Incorporated, it and its subsidiaries will not, and will not enter into an agreement to, among other things:

     - increase the compensation of its officers, employees or consultants whose compensation is, or after giving effect to any change, would be, $100,000 or more;

     - issue or sell any shares of its capital stock or its other equity interests;

     - declare or pay any dividend or other distribution on its capital stock or its other equity interests or redeem or purchase any of its capital stock or its other equity interests;

     - incur net new debt exceeding E15 million or prepaying any existing debt;

     - make capital expenditures or commitments exceeding E15 million.

     MasterCard Incorporated and MasterCard International have agreed that they and their subsidiaries will not:

     - liquidate or dissolve themselves;

     - declare or pay any dividend or other distribution on its capital stock or other equity interests or redeem or purchase any capital stock or other equity interests; or

     - engage in a material business combination transaction unless it has been disclosed in this proxy statement-prospectus.

CONDITIONS TO CLOSING OF THE INTEGRATION

     MasterCard Incorporated's and MasterCard International's obligations, on the one hand, and Europay's obligations, on the other hand, to complete the integration are subject to satisfaction, or waiver by the other side, of the following conditions:

     - each party's representations and warranties must be true on the date of the closing of the integration;

     - each party must have performed or complied with each of its respective agreements contained in the integration agreement;

     - there must not be, on the date of closing of the integration, any order or law prohibiting the closing of the integration or conversion or any action or proceeding to prohibit the integration before any governmental and regulatory authority, and all required consents and approvals with any governmental or regulatory authorities, in form and substance reasonably satisfactory to the other party, must have been obtained;

     - all consents or waivers to the performance by the parties to the integration agreement of their respective obligations under the integration agreement and all consents or waivers relating to contracts of the parties must be obtained in form and substance reasonably satisfactory to the other party;

     - the registration statement of which this proxy statement-prospectus forms a part must have been declared effective by the Securities and Exchange Commission and must not be subject to any stop order or proceeding by the Securities and Exchange Commission relating to a stop order; and

     - each party must have had delivered to the other opinions of counsel, officer's certificates, revised charter and bylaws and tax rulings from relevant tax authorities or related opinions of tax counsel, in each case, as specified in the integration agreement.

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

     In addition, MasterCard Incorporated's and MasterCard International's obligations to complete the integration are subject to the satisfaction by Europay, or the waiver by MasterCard Incorporated and MasterCard International, of the following additional conditions:

     - the board of directors of Europay must have resigned, effective as of the date of the closing of the integration;

     - certain of the European members must have entered into an intellectual property assignment agreement, as specified in the integration agreement, confirming that Europay is the sole owner of the intellectual property rights associated with its brands;


     - each shareholder of Europay (other than MEPUK) must have entered into a share exchange agreement with MasterCard Incorporated and MasterCard International, as specified in the integration agreement, to transfer its shares of Europay capital stock to MasterCard Incorporated in exchange for class A redeemable common stock and class B convertible common stock of MasterCard Incorporated, as summarized above, and the MEPUK agreement described under the caption "-- MEPUK" below must have been entered into;


     - all Europay and MEPUK shareholders receiving shares in the integration must be principal members of MasterCard International prior to the closing of the integration; and

     - a satisfactory U.S. tax opinion from counsel or Internal Revenue Service ruling must have been received by MasterCard Incorporated.

     Finally, Europay's obligation to complete the integration is subject to the satisfaction or waiver of the following additional conditions:

     - the merger agreement must have been executed; and

     - satisfactory tax opinions or rulings from applicable taxing authorities with respect to the tax consequences of the conversion and integration in certain non-U.S. jurisdictions must have been received.

     Any of the closing conditions to the integration, as described above, may be waived by the parties to the integration agreement. Since the completion of the integration is a condition to the conversion, if a material condition to the integration is waived, MasterCard International will resolicit approval for the conversion from its principal members.

     The form of the share exchange agreement referred to above is an exhibit to the integration agreement, which is contained in Annex B to this proxy statement-prospectus. We have also separately filed the form of share exchange agreement as Annex C to this proxy statement-prospectus.

POST-CLOSING COVENANTS

     After the closing of the integration, the parties to the integration agreement agree that:

     - MasterCard Incorporated will initiate and maintain a Global Center of Excellence in Waterloo, Belgium as the primary focus of global debit activities for three years, so long as it is commercially reasonable to do so;

     - MasterCard Incorporated will initiate a Global Center of Excellence for mobile commerce and chip products in Waterloo, Belgium for three years, so long as it is commercially reasonable to do so;

     - MasterCard will not prohibit the use of Eurocard as a program name so long as it is used in a manner consistent with any rules of MasterCard concerning the use of program names;

     - subject to the approval of the appropriate internal divisions, the parties intend that members will not experience any adverse impact on pricing or service levels as a result of a technical convergence; and

     - marketing support to the Eurocard brand in connection with its sponsorship of European football will continue until the European Football Championships in 2004.
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

TERMINATION

     The parties to the integration agreement may terminate it on any of the following bases:

     - by mutual agreement of the parties for any reason;

     - in the event of a material breach by Europay, on the one hand, or MasterCard Incorporated and MasterCard International, on the other hand, that is not cured within five business days following notice of the breach or on notice by one party that the satisfaction of its obligations under the integration agreement has become impossible or impracticable despite the use of commercially reasonable efforts; and

     - at any time after June 30, 2002 if the closing of the integration has not occurred and this failure is not a result of a breach of the integration agreement by the terminating party.

ALLOCATION OF LIABILITY FOR BREACH

     The bylaws of MasterCard International provide that losses and liabilities resulting from a breach of the representations and warranties of MasterCard Incorporated, MasterCard International or Europay contained in the integration agreement will be distributed equitably among MasterCard's six regions as an expense. However, losses and liabilities related to a breach by either of MasterCard Incorporated or MasterCard International of its representations and warranties in the integration agreement exceeding $21 million in the aggregate will be allocated solely to regions other than Europe. Conversely, losses and liabilities related to a breach by Europay of its representations and warranties in the integration agreement exceeding $7 million in the aggregate will be allocated solely to Europe.

SUPERMAJORITY VOTING PROVISIONS

     After completion of the conversion and integration, approval of at least 75% of the directors present at a meeting at which a quorum is present and, in certain cases, the holders of a majority of the outstanding class A redeemable common stock and class B convertible common stock voting together as a single class (so long as the class B convertible common stock has voting rights) will be required to, among other things:

     - alter MasterCard Incorporated's status as a stock corporation;

     - amend the certificate of incorporation of MasterCard Incorporated to authorize MasterCard Incorporated to issue stock other than the class A redeemable, B convertible or C common stock;

     - sell, lease or exchange all or substantially all of MasterCard Incorporated's assets;

     - approve the sale, lease or exchange of all or substantially all of the assets of MasterCard International;

     - engage in a business combination (merger or consolidation) involving MasterCard Incorporated or MasterCard International;

     - undertake an initial public offering;

     - amend the MasterCard International certificate of incorporation to allow MasterCard International to issue capital stock, to create additional classes of membership interests in MasterCard International, to subject the property of the members of MasterCard International to the obligations of MasterCard International or to subject non-U.S. programs to the satisfaction of any liabilities arising from the current DOJ and merchant antitrust litigations in the United States;

     - amend the provisions of the MasterCard International bylaws relating to special assessments that may be imposed upon the members of MasterCard International;

     - make any modification to the bylaw provision stating the proportion of directors to come from each region;

     - alter MasterCard International's board seating methodology;

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

     - change the definition of the global proxy calculation;

     - raise the limitation on voting for directors applicable to stockholders and their affiliates to greater than 15% of the outstanding voting stock entitled to be voted;

     - approve the issuance of voting class C common stock or class C common stock that, together with all other issuances of class C common stock made during the immediately preceding two years, represents greater than 5% of the total number of shares of class A redeemable and class B convertible common stock outstanding prior to the issuance; and

     - modify any of these supermajority requirements.

     After completion of the conversion and integration, the following actions, among others, will require approval of at least 66 2/3% of the directors present at a meeting at which a quorum is present:

     - establishing or eliminating regional boards;

     - modifying MasterCard's internal regional cost allocation methodology;

     - modifying the bylaw provision setting forth the overall size of the MasterCard Incorporated board of directors;

     - approving the issuance of shares of class C common stock;

     - permitting a stockholder's ownership level to exceed 15%;

     - permitting the issuance of shares of class A redeemable or class B convertible common stock of MasterCard Incorporated in excess of the number of shares to which a stockholder would be entitled under the global proxy;

     - deciding to overrule a decision taken by a regional board that was permitted to be taken in accordance with the bylaws;

     - deciding to overrule a recommendation made by the Debit Advisory Board that was permitted to be taken in accordance with the bylaws; and

     - modifying any of these supermajority requirements.

     More detailed supermajority voting provisions are contained in the certificates of incorporation and bylaws of each of MasterCard Incorporated and MasterCard International. See "Description of Capital Stock of MasterCard Incorporated" and "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration."

MEPUK

     One of the shareholders of Europay is MasterCard/Europay U.K. Limited ("MEPUK"), a company formed by certain financial institutions in the United Kingdom for the purpose of holding their shares in Europay. MEPUK also manages rules applicable to the domestic settlement of MasterCard-branded transactions by financial institutions in the United Kingdom.

     In lieu of the share exchange procedures described elsewhere in this proxy statement-prospectus, the shareholders of MEPUK have been required to enter into a related share exchange agreement with MasterCard Incorporated pursuant to which they will exchange all their MEPUK shares for shares of common stock of MasterCard Incorporated. As a result of this transaction, MEPUK will become a wholly-owned subsidiary of MasterCard Incorporated and will continue to hold shares of Europay. Currently, each shareholder of MEPUK is a shareholder in Europay through its ownership in MEPUK. In addition, at the time of the closing of the conversion and integration, all of the shareholders of MEPUK will be principal members of MasterCard International.

     On or before the closing of the integration, MEPUK will distribute to its shareholders or otherwise cause to be discharged any and all assets and liabilities of MEPUK, other than its shares in Europay. In addition, the

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

existing MEPUK shareholders will transfer MEPUK's responsibilities for the U.K. domestic rules and other operations to a new entity that is not affiliated with MasterCard Incorporated. Accordingly, at the time of the closing of the conversion and integration, MEPUK will have no operations and its sole purpose will be to hold Europay shares.

     In the MEPUK agreement, the MEPUK shareholders have agreed to indemnify MasterCard Incorporated and MasterCard International for any liability of MEPUK that relates to the period up to and including the closing of the integration. MasterCard Incorporated has also agreed to distribute to the MEPUK shareholders, net of any taxes or liabilities, any assets of MEPUK (other than the Europay shares) not distributed prior to the closing of the integration. The MEPUK agreement is filed as an exhibit to the registration statement of which this proxy statement-prospectus forms a part.

BRAND MIGRATION

     MasterCard Incorporated, MasterCard International and/or Europay intend to enter into one or more brand migration agreements with principal members in Europe, including EKS in Germany, pursuant to which, among other things, MasterCard and Europay will provide support for marketing initiatives designed to migrate all uses of the Eurocard-MasterCard brand mark on cards, acceptance decals, advertising and other materials to the MasterCard brand mark.

ACCOUNTING TREATMENT OF THE INTEGRATION

     We anticipate that the integration will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. The excess of purchase price over the fair value of tangible and identifiable intangible assets less liabilities will be recorded as goodwill. Goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized, but will be tested for impairment at least annually.

     In the Europay share exchange, stockholders of Europay and MEPUK, other than MasterCard International, will exchange their shares of Europay and MEPUK for 23.76 million shares of MasterCard Incorporated. The transaction provides that the number of shares allocated to former shareholders of Europay and MEPUK will increase or decrease at the end of the transition period as a result of the application of the global proxy formula for the third year of the transition period. See "Share Allocation and the Global Proxy." In accounting for the initial purchase price of Europay, MasterCard will not consider shares above the minimum number of shares allocable to Europay and MEPUK shareholders at the end of the transition period because only the minimum number of shares is issued unconditionally at the closing to such shareholders. Of the 23.76 million shares attributable to the exchange of Europay and MEPUK shares, 6.15 million shares are conditional shares subject to reallocation at the end of the transition period and allocable to Europay and MEPUK shareholders. Europay and MEPUK shareholders are therefore receiving 17.61 million unconditional shares at closing. The value of each MasterCard Incorporated share, immediately before the exchange, is estimated to be $15.21 based on an independent appraisal. Accordingly, MasterCard's purchase price for the shares of Europay is estimated to be $267.9 million.

     Since former Europay and MEPUK shareholders would retain or receive shares of MasterCard Incorporated at the end of the transition period without remitting any additional consideration, any shares retained or received by them that are above their minimum allocation at that time would constitute part of the purchase price. Any such additional shares would be valued at that time based upon the fair value of the stock of MasterCard Incorporated. Any such reallocation of shares to former Europay and MEPUK shareholders will increase the purchase price for Europay and, accordingly, the amount of goodwill and additional paid-in-capital recorded. The unaudited pro forma combined financial information does not give effect to any potential contingent consideration.

     With respect to the manner in which they account for their equity interest in MasterCard, members should consult their financial advisors regarding the potential accounting implications of the integration.

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REGULATORY MATTERS RELATING TO THE INTEGRATION

     Within the European Union, transactions falling under the European Commission's merger regulations require prior notification and regulatory approval. The proposed integration amounts to a concentration within the meaning of the European Commission merger regulations because it will entail a change of control of Europay. However, because the consolidated worldwide revenue of MasterCard and Europay is below the threshold stipulated by the regulations, prior notification and regulatory approval will not be required at the European Commission level. Notwithstanding this, Europay has informed the European Commission of the integration for informational purposes.

     A number of countries within the European Union require notification and prior regulatory approval depending upon whether the national merger control thresholds are met or not. National merger control thresholds can relate to the national and worldwide revenues of the parties and/or to their market share in the country in question, with thresholds for market share ranging from 20% to 35%. National notification was necessary in Germany and Finland on the basis of revenue and in Spain and Greece on the basis of national market share. As of the date of this proxy statement-prospectus, the transaction has been cleared by the national competition authorities in each of these countries.

     Certain members of MasterCard International and certain shareholders of Europay that receive shares of MasterCard Incorporated in the transactions may be required to make filings under the HSR Act if the fair market value of their MasterCard Incorporated shares exceeds $50 million and they do not intend to hold those shares solely for investment purposes. Members should consult their advisors to determine whether they are required to make any filings under the HSR Act. The completion of both the conversion and the integration would be subject to the expiration or termination of all waiting periods for which filings will be made with the U.S. antitrust agencies under the HSR Act, in connection with both transactions.

                     SHARE ALLOCATION AND THE GLOBAL PROXY

INTRODUCTION

     Since the mid 1990s, the global proxy formula used by MasterCard International to allocate equity rights at annual meetings of members has been based solely on revenue received by MasterCard International on MasterCard transactions. In connection with the conversion and integration, MasterCard Incorporated will migrate to a new global proxy formula designed to take a more comprehensive, balanced account of the contributions of member-stockholders to MasterCard's business. In particular, the new global proxy calculation will measure each member-stockholder's contribution to three key elements of MasterCard's business -- gross dollar volume ("GDV"), gross acquiring volume ("GAV") and revenue -- and will also account for revenue and volume earned principally in connection with MasterCard, Maestro and Cirrus-branded cards. Revenue will account for one half, and GDV and GAV will each account for one fourth, of the new global proxy calculation.

     The new global proxy calculation will be used for three purposes. First, in conjunction with the apportionment of MasterCard Incorporated shares between members within Europe and members outside of Europe described below, it will be used to determine the initial allocation of shares to member-stockholders upon the closing of the conversion and integration. Second, the new global proxy calculation will be used to determine the reallocation of MasterCard Incorporated shares among member-stockholders at the end of the three-year transition period following the closing of the conversion and integration, also in conjunction with the apportionment of shares between Europe and non-Europe described below. Finally, it will be used on an ongoing basis to determine the maximum number of shares of MasterCard Incorporated that a member-stockholder may own and the minimum number of shares of MasterCard Incorporated that a member-stockholder will be required to own. MasterCard Incorporated's calculation of the global proxy for each member-stockholder will be considered final and binding unless the board of directors determines that an error was made in the computation, in which case the computation will be corrected in accordance with directions of the board.

     In connection with the initial allocation of shares, the relevant period for calculating the new global proxy will be the 12 month period ended December 31, 2000. (In contrast, the last global proxy using the historical, revenue-only formula was calculated for the 12 month period ended September 30, 2001.) All subsequent calculations of the new global proxy will be made on the basis of each successive 12 month period beginning on the first business day of the fiscal quarter following the closing of the conversion and integration. All global proxy calculations will be made on an accrual basis of accounting. (In contrast, the historical global proxy formula was calculated on a cash basis of accounting). The board of directors of MasterCard Incorporated is empowered to establish a record date in connection with each global proxy calculation for purposes of determining the stockholders of record whose GDV, GAV and revenue will be included in determining the relevant global proxy.

     The new global proxy formula and the regional apportionment of shares are described in the integration agreement and in the by-laws of MasterCard Incorporated. Matters relating to the ec Pictogram shares are described principally in the integration agreement.

     THE NEW GLOBAL PROXY FORMULA WILL ONLY TAKE ACCOUNT OF REVENUES AND VOLUMES CONTRIBUTED BY PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL, INCLUDING AFFILIATE MEMBERS WHO PARTICIPATE INDIRECTLY IN THE MASTERCARD BUSINESS THROUGH PRINCIPAL MEMBERS, CONSISTENT WITH THE HISTORICAL GLOBAL PROXY CALCULATION. AFFILIATE MEMBERS WILL NOT RECEIVE ANY SHARES IN THE CONVERSION AND INTEGRATION, BUT PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL WILL RECEIVE SHARES BASED ON THE NEW GLOBAL PROXY FORMULA THAT REFLECTS REVENUES AND VOLUMES CONTRIBUTED BY THEIR RESPECTIVE AFFILIATES. FINANCIAL INSTITUTIONS THAT ARE MEMBERS OF MAESTRO INTERNATIONAL INCORPORATED OR CIRRUS SYSTEMS, INC. BUT ARE NOT ALSO PRINCIPAL MEMBERS OR AFFILIATES OF PRINCIPAL MEMBERS OF MASTERCARD INTERNATIONAL WILL NOT RECEIVE ANY SHARES IN THE CONVERSION AND INTEGRATION BUT WILL BE ELIGIBLE TO RECEIVE SHARES AT THE CONCLUSION OF THE TRANSITION PERIOD IF THEY APPLY FOR, AND ARE GRANTED, PRINCIPAL MEMBERSHIP IN MASTERCARD INTERNATIONAL DURING THE TRANSITION PERIOD AND ARE ALLOCATED SHARES OF MASTERCARD

INCORPORATED DURING THE TRANSITION PERIOD IN ACCORDANCE WITH THE PROCEDURE DESCRIBED AT THE END OF THE NEXT PARAGRAPH.

     ON THE CLOSING DATE OF THE CONVERSION AND INTEGRATION, EACH PRINCIPAL MEMBERSHIP INTEREST IN MASTERCARD INTERNATIONAL WILL BE AUTOMATICALLY CONVERTED INTO A CLASS A MEMBERSHIP INTEREST IN MASTERCARD INTERNATIONAL AND SHARES OF COMMON STOCK OF MASTERCARD INCORPORATED. HOWEVER, TO RECEIVE SHARES AT CLOSING, A MEMBER MUST, IN ADDITION TO QUALIFYING AS A PRINCIPAL MEMBER ON THE CLOSING DATE, HAVE CONTRIBUTED REVENUES AND/OR VOLUMES TO MASTERCARD INTERNATIONAL AS A PRINCIPAL MEMBER DURING THE 12 MONTH PERIOD ENDED DECEMBER 31, 2000 THAT ARE ELIGIBLE TO BE CONSIDERED UNDER THE NEW GLOBAL PROXY FORMULA DESCRIBED HEREIN. IF NO SUCH REVENUES OR VOLUMES WERE CONTRIBUTED, A PRINCIPAL MEMBER WILL PARTICIPATE IN THE CONVERSION BUT WILL NOT RECEIVE SHARES OF COMMON STOCK OF MASTERCARD INCORPORATED AT THE CLOSING. THE MASTERCARD INCORPORATED BOARD OF DIRECTORS EXPECTS TO ADOPT PROCEDURES TO ISSUE SHARES OF MASTERCARD INCORPORATED COMMON STOCK TO PRINCIPAL MEMBERS DURING THE TRANSITION PERIOD THAT DID NOT QUALIFY TO RECEIVE SHARES AT CLOSING, IN ORDER TO PERMIT SUCH MEMBERS TO PARTICIPATE IN THE REALLOCATION OF MASTERCARD INCORPORATED SHARES THAT WILL OCCUR AT THE CONCLUSION OF THE TRANSITION PERIOD.

THE GLOBAL PROXY

     The Formula. For each member-stockholder, the global proxy calculation will be equal to the sum obtained by adding (A) .25 multiplied by a fraction, the numerator of which is the member-stockholder's GDV and the denominator of which is MasterCard Incorporated's total GDV attributable to all member-stockholders, plus (B) .25 multiplied by a fraction, the numerator of which is the member-stockholder's GAV and the denominator of which is MasterCard Incorporated's total GAV attributable to all member-stockholders, plus (C) .50 multiplied by a fraction, the numerator of which is the sum of (1) all non-travelers cheque revenues paid by the member-stockholder to MasterCard Incorporated and its subsidiaries and (2) two times the travelers cheque revenues paid by the member-stockholder to MasterCard Incorporated and its subsidiaries, and the denominator of which is the sum of (1) all non-travelers cheque revenues paid by all member-stockholders to MasterCard Incorporated and its subsidiaries and (2) two times the travelers cheque revenues paid by all member-stockholders to MasterCard Incorporated and its subsidiaries, in each case for the applicable period. Travelers cheque programs shall be deemed to have no GDV or GAV for purposes of the global proxy calculation. Only actual, as opposed to estimated, GDV, GAV and revenues paid will be considered for purposes of the global proxy calculation. In addition, for purposes of the global proxy calculation:

     - GDV. GDV means processed and non-processed issued volumes (including domestic and international retail purchases, cash transactions, convenience checks, on-us transactions, intra-processor transactions, local use only transactions and balance and commercial funds transfers) that occur as a result of one or more of (A) a transaction involving any one of MasterCard Incorporated's brands (e.g., MasterCard, Eurocard, Maestro, Cirrus and ec Pictogram) or (B) a non-MasterCard branded transaction involving a card that includes any one of MasterCard Incorporated's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any MasterCard brands as determined by MasterCard Incorporated.

     - GAV. GAV means processed and non-processed acquired volumes (including domestic and international retail purchases, cash transactions, on-us transactions, intra-processor transactions and local use only transactions) that occur as a result of one or more of (A) a transaction involving any one of MasterCard Incorporated's brands (e.g., MasterCard, Eurocard, Maestro, Cirrus and ec Pictogram) or (B) a non-MasterCard branded transaction involving a card that includes any one of MasterCard Incorporated's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any MasterCard brands as determined by MasterCard Incorporated.

     - Revenue. Revenues paid for a particular member-stockholder are, for any period, all revenues of MasterCard Incorporated on a consolidated basis, calculated in accordance with U.S. GAAP, that are generated by the activities of that member-stockholder, other than (1) any fees or other charges associated with the termination of that member-stockholder's membership in MasterCard International, (2) integration-related assessments paid by that member-stockholder, (3) other assessments, fees and charges paid by that member-stockholder in its capacity as a member of MasterCard International if those assessments, fees and charges were imposed on less than all of the members of MasterCard International (except for assessments, fees and charges pertaining to business development, ordinary course of business and other matters deemed to be includable by the management of MasterCard International in management's sole discretion) and (4) fines and penalties paid by that member-stockholder (except as determined includable in the sole discretion of the management of MasterCard International). For purposes of the initial allocation of shares associated with the closing of the conversion and integration, MasterCard intends generally to include fines and penalties in the calculation of revenues paid, except for termination fees.

     - Card Fee Assessment. A card fee assessment means a bona fide, non de minimis fee expressed as a fixed amount in connection with a card.

     - Volume-based Assessment. A volume-based assessment means a bona fide, non de minimis assessment typically expressed as a percentage of the GDV or GAV associated with a particular type of transaction.

     GDV and GAV Volume Weightings. In calculating GDV and GAV, each member-stockholder's volume must be broken into four categories, each of which is weighted differently for purposes of the calculation, as described below. The weighted categories are designed to reflect the relative value of different activities to MasterCard's overall business, and provide the highest recognition to transactions that are fully assessed by MasterCard based on volume. Volumes attributable to transactions involving only card-based assessments are accorded relatively lower weight. Volumes are included in the global proxy calculation whether they are assessed directly or the cards to which they relate are subject to card fee assessments of the type contemplated by the applicable category of volume. In addition, for each global proxy calculation performed prior to the expiration of the transition period, volumes in the following categories will be included even if they are not subject to volume-based or card fee assessments. Finally, the volume weightings give significant credit to ec Pictogram-branded volumes (a regional debit brand owned by Europay) and other similar debit volumes, provided they have been converted to the Maestro brand or are the subject of binding written commitments to convert to Maestro. Ordinarily, the global proxy formula accounts only for volumes associated with MasterCard's principal brands -- MasterCard, Maestro and Cirrus. As a result of negotiations with Europay, proxy weightings have been extended to ec Pictogram and similar regional debit volumes to give credit for the significant business currently done under those brands in Europe. The conversion commitment has also been implemented to encourage members to consistently migrate those volumes to MasterCard's principal brands in the future. The ec Pictogram brand will be owned by MasterCard Incorporated following the conversion and integration.

     - Volumes Weighted at 100%. All of the following volumes are weighted at 100% of actual volume: (1) volumes on cards that include a MasterCard brand logo and that are subject to volume-based assessments or card fee assessments, (2) Maestro and Cirrus processed debit volumes and (3) Maestro and Cirrus debit volumes that are subject to volume-based assessments, so long as Maestro, a brand representing a stored value application that is permitted to be used by members of MasterCard International and/or Cirrus is the sole acceptance brand on the card.

     - Volumes Weighted at 75%. The following volumes are weighted at 75% of actual volume: ec Pictogram volumes and other similar debit volumes that in each case have been converted to Maestro volumes so long as Maestro, a brand representing a stored value application that is permitted to be used by members of MasterCard International and/or Cirrus is the sole acceptance brand on the card and the card is subject to card fee assessments.

     - Sliding Scale of Weightings for Certain Regional Debit Volumes. Volumes for regional debit brands owned (or in the case of the initial allocation of shares to be owned) solely by MasterCard Incorporated on cards that include a Maestro and/or Cirrus logo are weighted at the following percentages for the period indicated; provided that such cards are subject to volume-based assessments or card fee assessments; and provided, further, that for calculations for the last year of the transition period through the year ending on the second anniversary of the end of the transition period, there is a binding written commitment to remove all acceptance brand logos other than the Maestro brand logo, the Cirrus brand logo or the logo of a brand representing a stored value application that is permitted to be used by members of MasterCard International, on the cards not later than the fifth anniversary of the first fiscal quarter beginning after the fiscal quarter in which the closing of the conversion and integration occurs:

      - 10% of such volumes for all calculations until the last year of the transition period;

      - 40% of such volumes for the last year of the transition period;

      - 30% of such volumes for the year ending on the one-year anniversary of the end of the transition period;

      - 20% of such volumes for the year ending on the two-year anniversary of the end of the transition period; and

      - 10% of such volumes for subsequent years.

     - Volumes Weighted at 1%. Volumes for (i) regional debit brands not owned by MasterCard Incorporated on cards that include a Maestro and/or Cirrus brand logo and are subject to volume-based assessments or card fee assessments and (ii) balance and commercial funds transfers relating to cards that are subject to volume-based or card fee assessments are weighted at 1%.

     Currency Conversion. In performing the global proxy calculation, the conversion of euros to U.S. dollars, to the extent necessary, will be based on the average exchange rate during the twenty-day period ending on the day prior to the applicable measurement date, which we refer to as the average currency conversion rate, provided that during the transition period and for the two years thereafter the average currency conversion rate shall be $.9565 U.S. = 1 euro for so long as 1 euro is not less than $.9065 U.S. and not greater than $1.0065 U.S. In the event that the average currency conversion rate does not fall within this range, the rate to convert euros to U.S. dollars will be $.9565 U.S. = 1 euro adjusted by the difference between such average currency conversion rate and the upper or lower limit of the range, as applicable.

     For purposes of determining the global proxy calculation during the transition period and for the two years thereafter, amounts denominated in the currency of a country within the Europe region other than the euro will first be converted into euros and subsequently converted into U.S. dollars in accordance with the previous paragraph.

     Travelers Cheques. The revenue component of the global proxy formula provides that MasterCard International's travelers cheque members will calculate their respective global proxies using 100% of revenues paid by them to MasterCard Incorporated and its subsidiaries in connection with their travelers cheque programs (in other words, revenues for travelers cheque members are doubled before being discounted by the 50% factor set forth in the global proxy formula). However, travelers cheque members will not receive credit for GDV or GAV in connection with their global proxy calculations, as the integration agreement provides that GDV and GAV will be deemed to be zero for travelers cheque programs.

THE INITIAL ALLOCATION OF SHARES

     The allocation of shares of MasterCard Incorporated to each member-stockholder upon the closing of the conversion and integration will be determined in accordance with the detailed procedures described in the merger agreement, the integration agreement and the by-laws of MasterCard Incorporated. The new global proxy formula based on the 12 month period ended December 31, 2000, applied on a regional basis to Europe and non-Europe, will determine the number of shares that members receive initially in the conversion and integration. However, this outcome is the result of an integrated series of transaction steps in the conversion and integration, as described more fully below.

     Shares Issued in the Conversion. In the conversion, each principal member of MasterCard International, including each MasterCard principal member in Europe, will receive a number of shares of class A redeemable and class B convertible common stock of MasterCard Incorporated that is proportional to the percentage of the total equity rights in MasterCard International that such member held in accordance with the historic proxy formula in effect for the period ended September 30, 2000. The historic global proxy calculation will be used to determine the shares allocated in the conversion step only and will have no further bearing on the outcome of the transaction.

     Shares Issued in the Integration. In the integration, each shareholder of Europay and MEPUK will receive a number of shares of class A redeemable and class B convertible common stock of MasterCard Incorporated in exchange for its shares of Europay or MEPUK, as the case may be, as specified in the share exchange agreement and MEPUK agreement, respectively. To the extent practicable, the shares issued in the integration step will be proportional to each shareholder's direct (in the case of Europay shareholders) or indirect (in the case of MEPUK shareholders) prior interest in Europay. Because all Europay and MEPUK shareholders will be principal members of MasterCard International at the closing of the conversion and integration, the issuance of additional shares in the integration will have the effect, when taken together with the shares issued in the conversion, of allocating 33 1/3% of the total shares of class A redeemable and class B convertible common stock then outstanding to European members. Accordingly, the shares issued in the integration will have the result of diluting current non-European members' ownership from approximately 93% of MasterCard International before the conversion and integration to 66 2/3% of MasterCard Incorporated after the conversion and integration.

     Initial Reallocation of Shares Pursuant to the Global Proxy
Calculation. At the closing of the conversion and integration, the shareholders of Europay and MEPUK will be principal members of MasterCard in Europe. Accordingly, the share issuances described above in connection with the conversion and integration will produce in the aggregate two pools of shares, one for European member-stockholders and the other for non-European member-stockholders. The integration agreement provides that the shares of class A redeemable and class B convertible common stock will then initially be reallocated within each of the European and non-European pools of shares in accordance with the new global proxy formula. This reallocation will occur as an integral component of, and contemporaneously with, the closing of the conversion and integration. Accordingly, the new global proxy formula will determine the number of shares that members ultimately receive in the conversion and integration; the number of shares received by European members may vary across members compared to the number of Europay and/or MEPUK shares exchanged. Based on the new global proxy calculation, each member-stockholder in Europe will be entitled to a percentage of the European shares equivalent to the percentage that its aggregate GDV, GAV and revenue represents of the total GDV, GAV and revenue for Europe, using the methodology of the new global proxy. Similarly, outside of Europe, each member-stockholder will be entitled to a percentage of the non-European shares equivalent to the percentage that its aggregate GDV, GAV and revenue represents of the total GDV, GAV and revenue outside of Europe, using the methodology of the new global proxy.

     The accompanying proxy card sets forth the number of class A redeemable and class B convertible shares of MasterCard Incorporated common stock that you, as a current principal member of MasterCard International, will receive upon the closing of the conversion and integration (including in connection with the initial reallocation of shares described above). For principal members that are also shareholders of Europay or MEPUK, the number of shares reported on the proxy card includes all shares issued in connection with the acquisition of their Europay or MEPUK stock in the integration. Principal members should note that the number of shares set forth on the proxy card may be adjusted to reflect changes in the attribution of ICA numbers to principal members or the termination of principal members prior to the closing date of the conversion and integration. ICA numbers are the primary method used by MasterCard International to attribute revenues and volumes associated with card activity to members for proxy and other purposes. For example, if a principal member acquires ownership of an ICA number from another principal member prior to the closing date but after the date used to calculate share ownership information for the proxy card, the shares to be issued in respect of the revenues and volumes related to that principal ICA number will be distributed to the purchasing member on the closing date, and the selling member will receive a corresponding fewer number of shares as compared to the information printed on its proxy card.

     Member-stockholders other than travelers cheque members can also estimate the aggregate number of class A redeemable and class B convertible shares of MasterCard Incorporated to be allocated to them at the closing of the conversion and integration using their own revenue and weighted GDV and GAV data and the following figures:

     For the 12 months ended December 31, 2000:


            Aggregate Weighted European GDV (gross euro issuing volume):  E304.0 billion
            Aggregate Weighted European GAV (gross euro acquiring
              volume):                                                    E303.6 billion
            Aggregate European Revenue:                                   E355.2 million
            Aggregate Weighted non-European GDV:                          $548.9 billion
            Aggregate Weighted non-European GAV:                          $535.9 billion
            Aggregate non-European Revenue:                               $1,349.5 million


     The formula to be applied with these figures is as follows:

     (0.5)(Revenue paid by Member)        (0.25)(Member Weighted GDV)        (0.25)(Member Weighted GAV)
                                      +                                  +
     -----------------------------        ---------------------------        ---------------------------
           Aggregate Revenue                Aggregate Weighted GDV             Aggregate Weighted GAV

For purposes of this calculation, European members should use the aggregate European figures and non-European members should use the aggregate non-European figures. For ease of calculation, this formula does not account for travelers cheque revenues and, as such, produces an estimated result only. However, travelers cheque revenues do not have a material impact on the proxy calculation for principal and association members that are not also travelers cheque members. Travelers cheque members should consult the formula described under the caption "The Global Proxy -- The Formula" and set forth in the integration agreement to prepare an estimate of the aggregate number of shares of class A redeemable and class B convertible common stock of MasterCard Incorporated to be allocated to them.

     The foregoing formula produces a percentage that can be multiplied by the number of shares in the applicable pool of shares to derive an estimate of the number of shares to be received in the conversion and integration. A description of the total number of shares allocated to each pool is provided below.

     For all members, 84% of the shares received will be in the form of class A redeemable common stock and 16% of the shares received will be in the form of class B convertible common stock. In addition, as discussed above, the shares issued upon the closing of the conversion and integration will result in European member-stockholders receiving shares of class A redeemable and class B convertible common stock that together represent 33 1/3% of all of the shares of class A redeemable common stock and class B convertible common stock together outstanding. The shares of class A redeemable common stock issued to the European member-stockholders will represent 28%, and the shares of class B convertible common stock issued to the European member-stockholders will represent 5 1/3%, of the respective total number of shares of class A redeemable common stock and class B convertible common stock together outstanding immediately after the closing of the conversion and integration. The remaining class A redeemable and class B convertible common stock, representing in the aggregate 66 2/3% of the class A redeemable and class B convertible common stock together outstanding, will be held by the non-European member-stockholders of MasterCard. The shares of class A redeemable common stock issued to the non-European member-stockholders will represent 56%, and the shares of class B convertible common stock issued to the non-European member-stockholders will represent 10 2/3%, of the total number of shares of class A redeemable common stock and class B convertible common stock together outstanding immediately after the closing of the conversion and integration.

     Accordingly, immediately after the closing of the conversion and integration, shares of MasterCard Incorporated class A redeemable and class B convertible common stock will be allocated as follows:

                                                 EUROPEAN      NON-EUROPEAN
                                                  MEMBER          MEMBER       TOTAL SHARE
                                               STOCKHOLDERS    STOCKHOLDERS    DISTRIBUTION
                                               ------------    ------------    ------------
class A redeemable...........................   28,000,000      56,000,000      84,000,000
class B convertible..........................    5,333,333      10,666,667      16,000,000
                                                ----------      ----------     -----------
          Total..............................   33,333,333      66,666,667     100,000,000
                                                ==========      ==========     ===========

     For the purposes of the global proxy calculation, European member-stockholders constitute those member-stockholders whose revenue and volume is generated from activity from and in Europe. Europe is defined to include the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Gibraltar, Greece, Hungary, Iceland, Ireland, Israel, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia (former Yugoslav Republic), Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russian Federation, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City and Yugoslavia (Serbia and Montenegro).

REALLOCATION OF SHARES AT THE CONCLUSION OF THE TRANSITION PERIOD

     During the three year transition period after the closing of the conversion and integration, the member-stockholders will be entitled to the class A redeemable and class B convertible common stock that they held as of the closing of the transaction, regardless of changes in the respective global proxy calculations of those member-stockholders during the transition period, provided that they remain as principal members of MasterCard International and do not sell all or substantially all of their MasterCard card portfolios. Financial institutions that become principal members of MasterCard International after the period of the global proxy calculation used in connection with the initial allocation of shares will be eligible to be allocated shares at the end of the transition period in accordance with procedures to be determined by the board of directors. Until shares are allocated, those financial institutions will not be entitled to vote at any meetings of stockholders of MasterCard Incorporated.

     The reallocation of shares of MasterCard Incorporated at the conclusion of the three year transition period will be determined according to a multi-step process. First, the number of class B convertible shares that constitute ec Pictogram shares will be determined in accordance with the process described below. Second, the class B convertible shares (other than ec Pictogram shares) will be converted into class A redeemable shares on a one-for-one basis. Third, all class A redeemable shares will be reapportioned between Europe and non-Europe using the procedures described below. Fourth, each member-stockholder will be allocated class A redeemable shares according to the new global proxy, again calculated on both a European and non-European basis, as described in more detail below.

     As a result of this reallocation (and the subsequent reallocation involving ec Pictogram shares), member-stockholders may ultimately receive more or fewer shares than initially allocated to them, depending on the relative performance of the Europe region and their individual global proxy calculations at the time. If a member's revenue contribution, GDV and/or GAV during the period prior to reallocation grows more slowly than the membership as a whole, if any of these amounts decline for a member relative to other members, or if a member with ec Pictogram volumes fails to convert these to Maestro as required, the member may be entitled to fewer shares upon reallocation than at the closing of the conversion and integration. Members receiving additional shares upon reallocation will do so pursuant to rights initially granted with all shares of class A redeemable and class B convertible common stock of MasterCard Incorporated.

     ec Pictogram Shares. ec Pictogram shares are class B convertible shares that do not convert to class A redeemable shares at the conclusion of the transition period. Instead, ec Pictogram shares will convert to class A redeemable shares on the second anniversary of the end of the transition period. This additional two-

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year holding period is designed to recognize that additional time may be needed before the transaction volumes associated with ec Pictogram, a regional debit program owned by Europay, can be converted to Maestro volumes. All class B convertible shares representing ec Pictogram shares become non-voting at the end of the transition period when the other class B convertible shares convert to class A redeemable shares.

     The number of ec Pictogram shares will be calculated at the end of the transition period according to the following procedures:

     - The aggregate global proxy calculation of Europe during the third year of the transition period will be determined.

     - Then, a simulated global proxy will be calculated assuming that certain ec Pictogram transactions are converted to Maestro transactions as of the beginning of the third year of the transition period. Because Maestro transactions are accorded a higher GDV and GAV weighting than ec Pictogram transactions, the simulated result is likely to be higher than the actual European aggregate global proxy calculation. ec Pictogram transactions will be accorded a higher weighting in the simulated proxy if they are associated with binding contracts to convert to Maestro within a two-year period following the end of the transition period.

     - The difference between the actual global proxy and the simulated global proxy results described above, measured in terms of a percentage of the outstanding class A redeemable common stock and class B convertible common stock of MasterCard Incorporated, will determine the number of shares of class B convertible common stock that constitutes the ec Pictogram shares. If the simulated global proxy is equal to or less than the actual global proxy (as measured), there will be no ec Pictogram shares.

     - Notwithstanding the preceding paragraph, ec Pictogram shares cannot exceed 5 1/3% of the total shares of MasterCard Incorporated then outstanding. In addition, ec Pictogram shares will be reduced by a percentage equal to the percentage of any over-apportionment of shares to Europe in connection with the thresholds described below under the heading "-- Reapportionment of class A redeemable Shares Between Europe and Non-Europe."

     Reapportionment of Class A Redeemable Shares Between Europe and Non-Europe. At the end of the three-year transition period, MasterCard Incorporated will determine the global proxy calculation of all member-stockholders (calculated on a single worldwide basis) for the last 12 months of the transition period. The European member-stockholders will be entitled to more or fewer class A redeemable shares depending upon their aggregate global proxy calculation, and the non-European member-stockholders will be entitled to the remaining class A redeemable shares. The purpose of the reapportionment is to permit the final allocation of shares of MasterCard Incorporated to be based on the relative aggregate global proxy calculations of the European and non-European areas during the last year of the transition period. Specifically:

     - Europe Less than or Equal to 26%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent 26% or less of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A redeemable common stock that represents 26% of the number of shares of outstanding class A redeemable common stock and class B convertible common stock.

     - Europe Greater than 26% but Less than or Equal to 28%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent greater than 26% but less than or equal to 28% of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A redeemable common stock that represents 28% of the number of shares of outstanding class A redeemable common stock and class B convertible common stock.

     - Europe Greater than 28%. If the global proxy calculation indicates that European member-stockholders in the aggregate represent greater than 28% of the worldwide global proxy calculation for the last year of the transition period, then the European member-stockholders will be entitled to an allocation of shares of class A redeemable common stock that is equal in percentage terms to their

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

       aggregate global proxy calculation for the last year of the transition period, up to a maximum amount, when taken together with any ec Pictogram shares, of 44% of the number of shares of outstanding class A redeemable common stock and class B convertible common stock.

Because of the conversion of the class B convertible common stock at the end of the transition period, the only class B convertible common stock outstanding at the time of this calculation will be the ec Pictogram shares, if any. In the reapportionment, stockholders of MasterCard Incorporated whose initial share allocations decrease will return shares initially allocated to them to MasterCard Incorporated, which will deliver shares to stockholders whose initial share allocations increase.

     Each Member-Stockholder's Global Proxy Calculation. As in the case of the allocation of shares at the closing, the apportionment of class A redeemable shares between Europe and non-Europe described above will produce two pools of class A redeemable shares, one for European member-stockholders and the other for non-European member-stockholders. The allocation of class A redeemable shares within each pool will be determined according to the new global proxy calculated on a regional basis for the last year of the transition period, as described above under the heading "-- The Initial Allocation of Shares -- Initial Reallocation of Shares Pursuant to the Global Proxy Calculation."

CONVERSION AND REALLOCATION OF EC PICTOGRAM SHARES

     At the end of the additional two-year holding period, all ec Pictogram shares will be converted to class A redeemable shares, and the class A redeemable shares will then be subject to reallocation. European member-stockholders with ec Pictogram volumes that have converted to Maestro volumes will be entitled to some or all of those class A redeemable shares depending upon the percentage of ec Pictogram volumes that have actually been converted to Maestro by that time. Non-European member-stockholders will be entitled to the balance, which will be distributed to those member-stockholders in accordance with the new global proxy formula based on the 12 month period ending at the end of the additional two-year holding period. Any reallocation of class A redeemable shares resulting from the conversion of ec Pictogram shares will be effected by a return of shares to MasterCard Incorporated and delivery of shares by MasterCard Incorporated. Members receiving additional shares upon reallocation will do so pursuant to rights initially granted with all shares of class A redeemable and class B convertible common stock of MasterCard Incorporated.

GLOBAL PROXY CALCULATION FOLLOWING THE TRANSITION PERIOD AND CONVERSION OF THE EC PICTOGRAM SHARES

     Following the transition period and the conversion of the ec Pictogram shares to class A redeemable voting shares, the global proxy calculation will be performed on an individual member-stockholder basis according to the procedures described above under the heading "-- The Global Proxy." The European and non-European areas will cease to have any significance in connection with the determination of the global proxy. After the transition period, member-stockholders will be required to maintain an ownership percentage of MasterCard's outstanding common stock of not less than 75% nor more than 125% of that member-stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements within 12 months of receipt of notice from MasterCard Incorporated that such purchase or sale is required. Any sales of shares would ordinarily constitute taxable transactions. Stockholders who need to sell shares in order to satisfy the 125% requirement are obligated under the bylaws of MasterCard Incorporated to accept the highest price offered to them for the shares that are required to be sold.

     To the extent that member-stockholders are required to purchase shares in order to satisfy the 75% minimum ownership requirement, shares will be available either directly from MasterCard Incorporated or from other member-stockholders that either are required to sell shares in order to satisfy the 125% maximum ownership requirement or otherwise desire to sell shares. The board of directors of MasterCard Incorporated is authorized to establish procedures by which shares of MasterCard Incorporated common stock will be traded among member-stockholders or purchased or sold by MasterCard. Methods for the purchase and disposition of shares may include some or all of the following: an on-line bulletin board that matches buyers and sellers of shares; a periodic auction conducted on behalf of MasterCard Incorporated for buyers and sellers of shares; and directly negotiated purchases and sales of shares. The price at which shares may be purchased or sold will
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be determined through these methods. MasterCard Incorporated will not charge member-stockholders any commissions for facilitating trading in its shares.

     MasterCard Incorporated will purchase or sell its common stock subject to its having sufficient capital available to effect each purchase transaction, and only if each purchase or sale transaction is permitted under the laws, rules and regulations applicable to MasterCard Incorporated at the time (including securities laws). In particular, to the extent any offer by MasterCard Incorporated to purchase its shares constitutes a tender offer under the Exchange Act, MasterCard Incorporated will comply with the applicable tender offer rules and regulations. In addition, MasterCard Incorporated will undertake activities to facilitate trading of its common stock among member-stockholders only to the extent such activities are permitted under the federal and state securities laws of the United States and related rules and regulations. Any shares subsequently sold by MasterCard Incorporated may not be registered under the Securities Act of 1933, as amended, and accordingly may be subject to resale restrictions under the Securities Act.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of MasterCard Incorporated after the conversion and integration will be the same as the directors and executive officers of MasterCard International before the conversion and integration, except for the addition of two voting directors affiliated with European members and the addition of Dr. Peter Hoch, currently Chief Executive Officer of Europay, who will be President of MasterCard's Europe region and a non-voting director. The certificate of incorporation of MasterCard International requires MasterCard Incorporated, as the sole class B member, to elect the directors of MasterCard Incorporated to serve as the directors of MasterCard International. MasterCard Incorporated will have a board comprised of 18 voting directors. One member-stockholder of MasterCard Incorporated holding more than 5% of MasterCard Incorporated common stock is entitled to cancel its customized member agreement with MasterCard International if one of its employees does not have a board seat.

     If the conversion is approved, the current directors of MasterCard International will serve as the directors of MasterCard Incorporated and MasterCard International until the annual meeting of MasterCard Incorporated shareholders in 2003. In addition, the boards of directors of each company, acting pursuant to authority granted to them in their respective certificates of incorporation and/or bylaws, will appoint two additional voting directors affiliated with European members and Dr. Peter Hoch as a non-voting director, in each case to serve until the annual meeting of MasterCard Incorporated shareholders in 2003. The board of directors of MasterCard Incorporated will be subject to reelection in 2003. If the conversion does not occur, the current directors of MasterCard International will continue in that capacity until an annual meeting of MasterCard International principal members is held in 2003.

     A number of the largest members of MasterCard International that generate significant business for MasterCard have representatives on the MasterCard Incorporated board of directors. If any of these members were to lose its representation on the board, this could have a detrimental effect on our business relationship with that member.

     The bylaws of MasterCard Incorporated require that directors be officers of a member institution of MasterCard International or an individual otherwise uniquely qualified to provide guidance on MasterCard's affairs. For a description of the requirements for the regional allocation of board seats arising from the conversion and integration, see "The Conversion -- Effects of the Conversion." In accordance with the restrictions described in that section, the nominating committee of the MasterCard Incorporated board is charged with nominating individuals to serve as directors, subject to election by the stockholders. Presently, MasterCard Incorporated does not grant automatic board seats to members that generate specified levels of revenues or transaction volumes for MasterCard.

     Under the nominating committee's current procedures, the committee accepts nominations from regional boards as well as individual member-stockholders, and also considers nominees of its own volition. In selecting nominees, the committee typically considers the following factors, among others:

     - the experience and qualifications of the individual nominee;

     - the region with which the nominee is associated;

     - whether the nominee represents an issuing or acquiring institution;

     - the size of the financial institution of which the nominee is an officer, the extent of such institution's business with MasterCard (in terms of revenues, issuing volumes and/or acquiring volumes), and the degree of such institution's relative dedication to the MasterCard brand; and

     - whether the financial institution of which the nominee is an officer is of particular strategic importance to MasterCard.

     Because the size of member-stockholders and their dedication to MasterCard are important factors considered by the nominating committee, it is possible that a director associated with a member-stockholder whose business with MasterCard declines relative to others may not be proposed for reelection by the

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

nominating committee. Similarly, officers of member-stockholders that make large and growing contributions to MasterCard's revenues and volumes are more likely to be considered by the nominating committee for nomination to the board of directors.

     The following table sets forth certain information regarding the executive officers and directors of MasterCard Incorporated and MasterCard International after the conversion and integration.

NAME                                   AGE                           POSITION
----                                   ---                           --------
Lance L. Weaver......................  47    Chairman of the Board and Director
Baldomero Falcones Jaquotot..........  55    Vice Chairman and Director
Donald L. Boudreau...................  60    Chairman Emeritus and non-voting Director
Robert W. Selander...................  51    President, Chief Executive Officer and Director
William F. Aldinger..................  54    Director
Hiroshi Arai.........................  72    Director
David A. Coulter.....................  54    Director
William R.P. Dalton..................  58    Director
Augusto M. Escalante Juanes..........  52    Director
Jan A.M. Hendrikx....................  56    Director
Jean-Pierre Ledru....................  63    Director
Norman C. McLuskie...................  57    Director
John Francis Mulcahy.................  51    Director
Robert W. Pearce.....................  47    Director
Robert B. Willumstad.................  56    Director
Mark H. Wright.......................  56    Director
Ronald N. Zebeck.....................  47    Director
Denise K. Fletcher...................  53    Executive Vice President and Chief Financial Officer
Noah J. Hanft........................  49    General Counsel and Secretary
Alan J. Heuer........................  60    Senior Executive Vice President, Customer Group
Peter Hoch...........................  61    President, MasterCard Europe region and non-voting
                                             Director
Jerry McElhatton.....................  63    Senior Executive Vice President, Global Technology &
                                             Operations
Michael W. Michl.....................  56    Executive Vice President, Central Resources
Christopher D. Thom..................  53    Senior Executive Vice President, Global Development
                                             Group
Spencer Schwartz.....................  35    Senior Vice President and Controller

BOARD OF DIRECTORS

     Biographies of the directors of MasterCard Incorporated after the conversion and integration are set forth below. All of the following persons are currently directors or non-voting advisory directors of MasterCard International. With the exception of Mr. Selander, the President and Chief Executive Officer of MasterCard Incorporated, Mr. Boudreau, the Chairman Emeritus, and Mr. Hoch, the Chief Executive Officer of Europay, all MasterCard Incorporated directors are presently employees of members of MasterCard International.


     Lance L. Weaver is an Executive Vice Chairman of MBNA America Bank, N.A. and Chairman of the board of MasterCard Incorporated. Mr. Weaver was first elected to the MasterCard International board of directors in 1997 and was elected chairman of the board of MasterCard International in 2001. Before joining MBNA America Bank in 1991, Mr. Weaver held various management positions with Wells Fargo and Citicorp/Citibank. He is director of MBNA America Bank and MBNA Information Services. He also serves on the board of directors of the Christiana Care Corporation and the Wilmington Renaissance Corporation. He is a member of the Georgetown University Board of Directors and the Tower Hill School Board of Trustees.


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


     Baldomero Falcones Jaquotot is Vice Chairman of the board of MasterCard International. He has been a member of the MasterCard International board of directors since 1997. Mr. Falcones joined Banco Hispano Industrial, a predecessor of Banco Santander Central Hispano, in 1984 and has served as Senior Executive Vice President and a member of the Executive Committee of Banco Santander Central Hispano for fifteen years. Mr. Falcones also serves as Chairman of Aquanima Holding, S.A. and Aquanima Iberica, S.A. and as a director and a member of the Executive Committee of Europay International S.A. He is a director of Union Fenosa, S.A., S.C.H. Seguros y Reaseguros, S.A., Sistema 4B, S.A., and B2BF, S.A.



     Donald L. Boudreau is Chairman Emeritus and a non-voting advisory director of MasterCard Incorporated. Mr. Boudreau has served on the MasterCard International board of directors since 1997 and was the Chairman of the MasterCard International board of directors from April 1998 to March 2001. Mr. Boudreau recently retired as a Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, where he was a member of the Executive Committee. Mr. Boudreau served in a variety of positions during his 40 year career at Chase, and most recently was responsible for all of Chase's small and consumer and middle market businesses. Mr. Boudreau is a member of the board of directors of the New York City Blood Center, and a member of the board of trustees of the New York Presbyterian Hospital, Pace University and the United Way of Tri-State.


     Robert W. Selander will be President and Chief Executive Officer of MasterCard Incorporated and presently holds the same position at MasterCard International. Mr. Selander has served on the MasterCard International board of directors since 1997. Prior to his election as President and Chief Executive Officer of MasterCard International, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/Africa and Canada regions. He also currently serves as a director of Hartford Financial Services Group and Europay International. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/Citibank, N.A.

     William F. Aldinger is the Chairman and Chief Executive Officer of Household International. Mr. Aldinger was first elected to the MasterCard International board of directors in 1998 and is a former member of MasterCard International's U.S. region board of directors. Mr. Aldinger joined Household International in 1994, and prior to that time served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a member of the boards of directors of Illinois Tool Works, Inc. and Evanston Northwestern Healthcare. He is a member of the combined boards of directors of Children's Memorial Medical Center/Children's Memorial Hospital and the Children's Memorial Foundation located in Chicago. Mr. Aldinger is also a member of the board of trustees of Northwestern University and the J.L. Kellogg Graduate School of Management.

     Hiroshi Arai is the Chairman of the Board of Orient Corporation, a position he has held since 1999. Mr. Arai has been a member of the MasterCard International board of directors since 1999 and is currently a member of MasterCard International's Asia/Pacific region board of directors. Prior to joining Orient Corporation in 1993, Mr. Arai was employed for forty years with Dai-ichi Kangyo Bank, where he held various positions including Deputy President.


     David A. Coulter is Vice Chairman of J.P. Morgan Chase & Co. and head of its retail and middle market business, as well as its investment management and private banking activities. Mr. Coulter has been a member of MasterCard International's board of directors since 2001. Prior to the merger between J.P. Morgan and The Chase Manhattan Corporation, Mr. Coulter was Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank. In 1999 and 2000, Mr. Coulter was a partner of The Beacon Group. From 1996 to 1998, Mr. Coulter was Chairman and Chief Executive Officer of BankAmerica Corporation. He is a director of PG&E Corporation and Pacific Gas and Electric Company. Mr. Coulter also serves on the boards of directors of the San Francisco Art Institute, the Asia Society and the National Mentoring Partnership, and is a member of The Business Council. He is also a trustee of Carnegie Mellon University and the Public Policy Institute of California.


     William R. P. Dalton is Chief Executive of HSBC Bank plc (formerly Midland Bank plc) and a director of HSBC Holdings plc. Mr. Dalton was first elected to the MasterCard International board of directors in 1998. Prior to joining HSBC Bank plc in 1998, Mr. Dalton served as President and Chief Executive Officer of
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


HSBC Bank Canada. Mr. Dalton joined HSBC Bank Canada in 1980. Mr. Dalton is Deputy Chairman of Merrill Lynch HSBC Limited and is also a director of HSBC Investment Bank Holdings plc, CCF SA and HSBC Private Banking Holdings (Suisse) SA. He is Chairman of Young Enterprise in the United Kingdom and Vice President of the Chartered Institute of Bankers. In addition, Mr. Dalton is a Fellow of the Institute of Canadian Bankers and a Fellow of the Chartered Institute of Bankers.


     Augusto M. Escalante Juanes is Deputy President, Consumer Product and Marketing Areas, Banco Nacional de Mexico, S.A. Mr. Escalante Juanes was elected to the MasterCard International board of directors in 2001 after having previously served on the board from April 1998 to March 1999, and is currently chairman of MasterCard International's Latin America and Caribbean region board of directors. Mr. Escalante Juanes joined Banco Nacional de Mexico in 1991. At Banco Nacional de Mexico, Mr. Escalante Juanes is responsible for all consumer products, both deposit and credit, and all marketing and advertising for the Financial Group of Banco Nacional de Mexico. He was previously Deputy President, Bank Card and Electronic Services Area, and Deputy President, Consumer Loans Area of Banco Nacional de Mexico.


     Jan A.M. Hendrikx is Chief Executive Officer of EURO Kartensysteme. Mr. Hendrikx was first elected to the MasterCard International board of directors in 2001. Mr. Hendrikx joined EURO Kartensysteme in 1997 as chief executive officer and prior to that time served in senior positions in the European offices of Visa International and Citibank. He has served on the Europay International board of directors since 1998.


     Jean-Pierre Ledru is Senior Executive Vice President of Credit Agricole SA. He has served on the MasterCard International board of directors since 1991. In addition, Mr. Ledru is Chairman of Cedicam, Chairman and C.E.O. of Europay France, Chairman of Europay International, and Vice Chairman of the Groupement des Cartes Bancaires. In addition, Mr. Ledru is Executive Vice Chairman of BMS (Billetique Monetique Services) and a member of the board of directors of AROP (Association pour le Rayonnement de l'Opera National de Paris).


     Norman C. McLuskie is a Director of the Royal Bank of Scotland Group plc, the Royal Bank of Scotland plc and National Westminister Bank plc. Mr. McLuskie was first elected to the MasterCard International board of directors in 2000. Mr. McLuskie joined Royal Bank of Scotland in 1982. Following the acquisition of Natwest by the Royal Bank of Scotland in March 2000, he was appointed Chief Executive of Retail Direct, a division of the Royal Bank of Scotland Group encompassing its card and consumer finance businesses, among others. Mr. McLuskie's other directorships include: Chairman of Royscot Financial Services Ltd, Chairman of RBS Cards Ltd, Chairman of Virgin Direct Personal Finance Ltd and Deputy Chairman of Tesco Personal Finance. Mr. McLuskie is also Vice Chairman of Europay International and a fellow of the Chartered Institute of Bankers in Scotland.


     John Francis Mulcahy is Head of Australian Financial Services Division, Commonwealth Bank of Australia. He has served on the MasterCard International board of directors since 1998 and is currently a member of MasterCard International's Asia/Pacific region board of directors. Prior to joining the Commonwealth Bank of Australia in 1995, Mr. Mulcahy was Chief Executive Officer of Lend Lease Property Investment Services. He currently serves as a director of IPAC Securities Limited, EDS Australia Pty. Limited and TCNZ Australia Pty Limited.

     Robert W. Pearce is President of Distribution in the Personal & Commercial Client Group for Bank of Montreal, where he has worked for over twenty years. He has served on the MasterCard International board of directors since 1999. He previously served as Executive Vice-President of North American Electronic Banking Services for Bank of Montreal and was responsible for Bank of Montreal's MasterCard Cardholder and Merchant Services lines of business, Debit Card business, and Electronic Banking.


     Robert B. Willumstad is President of Citigroup and Chairman and Chief Executive Officer of Citigroup's Consumer Group, overseeing its North American cards businesses, Citibanking North America, Europe and Japan, CitiFinancial, Citigroup's Mortgage Banking business and Primerica, and has product responsibility for Global Cards and Consumer Finance. Mr. Willumstad is also responsible for, among other things, Citigroup's e-consumer unit, which provides Internet payment solutions and financial services offerings across all of


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

Citigroup's consumer businesses. Mr. Willumstad has served on the MasterCard International board of directors since 1999. Mr. Willumstad was Chairman and CEO of Travelers Group Consumer Finance Services prior to the merger between Citicorp and Travelers Group in 1998. Mr. Willumstad joined Commercial Credit, now CitiFinancial, in 1987. Prior to joining Citigroup's predecessor companies, Mr. Willumstad served in various positions with Chemical Bank for twenty years, last holding the position of President of Chemical Technologies Corporation.


     Mark H. Wright is President and Chief Executive Officer of USAA Federal Savings Bank, and serves as Vice Chairman of USAA Federal Savings Bank's board of directors. He also serves as Chairman of the Board of USAA Savings Bank. Mr. Wright joined USAA in 1993. Mr. Wright has been a member of the MasterCard International board of directors since 1996, is chairman of the audit committee of MasterCard International's board, and is currently a member of MasterCard International's U.S. region board of directors. He is on the board of the Alamo Bowl in San Antonio. Mr. Wright also serves as a trustee on the board of Our Lady of the Lake University in San Antonio. Mr. Wright is a member and President of the Thrift Institutions Advisory Council appointed by the Federal Reserve Bank.


     Ronald N. Zebeck is Chairman and Chief Executive Officer of Metris Companies Inc., as well as Chief Executive Officer of Direct Merchants Credit Card Bank. Mr. Zebeck has served on the MasterCard International board of directors since 1997 and is currently a member of MasterCard International's U.S. Region board of directors. Prior to joining Metris Companies Inc. in 1994, Mr. Zebeck held various credit card related positions at Citicorp, Advanta and General Motors.

EXECUTIVE OFFICERS

     Biographies of the executive officers of MasterCard Incorporated and MasterCard International after the conversion and integration other than Mr. Selander are set forth below. Each of the following officers currently hold the same position with MasterCard International before the conversion and integration that they will hold in MasterCard Incorporated and MasterCard International after the conversion and integration, except for Dr. Peter Hoch, who is currently the Chief Executive Officer of Europay International.

     Denise K. Fletcher will be Executive Vice President and Chief Financial Officer of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Ms. Fletcher will be responsible for the corporate finance, planning, audit, purchasing and new markets and investments functions at MasterCard. Prior to joining MasterCard in 2000, Ms. Fletcher spent four years as Senior Vice President and Chief Financial Officer of Bowne & Company, the world's largest financial printer, with responsibility for finance and strategy. She serves on the boards of directors of Girl Scouts USA and the YWCA of the City of New York.

     Noah J. Hanft will be General Counsel and Secretary of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. Hanft has served in various increasingly senior legal positions at MasterCard since 1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York.

     Alan J. Heuer will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. Heuer will be responsible for MasterCard's Customer Group, which encompasses all member relations, global marketing and consulting/cardholder services functions, as well as MasterCard's regional activities. Mr. Heuer joined MasterCard in 1995. Prior to that time, Mr. Heuer served as Executive Vice President, Retail Banking, for the Bank of New York.


     Dr. Peter Hoch will be President of MasterCard's Europe region and a member of MasterCard's Executive Management Group. Dr. Hoch will also be a non-voting, advisory director of MasterCard Incorporated. Dr. Hoch was a Vice Chairman of Europay International from 1992 until 2000, and became Europay's Chief Executive Officer in November 2000. From 1984 to 1999, Dr. Hoch was a member of the board of management of Hypo-Bank AG, responsible for information technology and payment systems, and a part of the branch network. He was responsible for managing the merger between Hypo-Bank and Bayerische


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Vereinsbank to form Hypo Vereinsbank, and served on the management board of Hypo
Vereinsbank in 1998 and 1999. Dr. Hoch is currently a member of the board of directors of Giesecke & Devrient.

     Jerry McElhatton will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. McElhatton will be responsible for MasterCard's Global Technology and Operations group, which includes the St. Louis transaction processing facility. Before joining MasterCard in 1994, Mr. McElhatton was President and Chief Executive Officer of Dallas-based Payment Systems Technology & Consulting, Inc. Mr. McElhatton currently serves on the board of directors of Ignite Sales, Inc. and Mascon, a development firm based in India; the board of directors of St. Louis University; the board of directors of the Regional Commerce and Growth Association in St. Louis; the National Council for the Olin School of Business of Washington University in St. Louis; and the boards of directors of Rainbow Village in St. Louis and the United Way (St. Louis).

     Michael W. Michl will be Executive Vice President of MasterCard Incorporated and will be a member of MasterCard's Executive Management Group. Mr. Michl will be responsible for MasterCard's Central Resources unit, encompassing the communications, global human resources and corporate services functions. Mr. Michl joined MasterCard in 1998 from Avon Products, where he was Vice President of Human Resources.

     Christopher D. Thom will be Senior Executive Vice President of MasterCard Incorporated and a member of MasterCard's Executive Management Group. Mr. Thom will be responsible for MasterCard's Global Development Group, which manages the brand and program development functions at MasterCard, as well as MasterCard's initiatives in the areas of electronic commerce, mobile commerce and chip-based smart cards. Prior to joining MasterCard in 1995, Mr. Thom served in a variety of positions at HSBC Group in the United Kingdom, including as general manager, Strategic Development and general manager, Retail. In the latter position, Mr. Thom was responsible for the core banking services and products delivered through HSBC's branch network, as well as HSBC's card service, private banking and other businesses. Mr. Thom is a director of MXI.

     Spencer Schwartz will be Senior Vice President and Controller for MasterCard Incorporated. Mr. Schwartz will be primarily responsible for all accounting and financial control functions at MasterCard. Prior to assuming the Controller position for MasterCard International in 2000, Mr. Schwartz was the Vice President of Taxation for MasterCard International. Before joining MasterCard in 1996, Mr. Schwartz headed the tax department for Carl Zeiss, Inc., operated his own accounting and tax firm and held various positions with Price Waterhouse.

COMMITTEES OF THE BOARD

     The board of MasterCard Incorporated is authorized to designate from among its members an executive committee, which will have all the authority of the board of directors, and other committees. The Chairman of the board will be an ex officio member of all committees. The board of MasterCard Incorporated will have the same committees with the same functions and members as MasterCard International had before the conversion. In addition, the board of MasterCard Incorporated may appoint additional regular committees of the board of MasterCard Incorporated. The committees of the board are described below.

     EXECUTIVE. The executive committee may exercise the authority of the board of directors when the board is not in session, as permitted by law and the bylaws of MasterCard Incorporated. At present, the board of MasterCard Incorporated does not expect to appoint an executive committee.

     AUDIT. The audit committee will assist the board of directors in fulfilling its oversight responsibilities. Among other things, it will review the activities, results and effectiveness of internal and external auditors, confirm the independence of the external auditors and recommend to the board of directors the appointment of the external auditors. The audit committee will also review MasterCard Incorporated's key risks and controls and its quarterly and annual financial statements. The members of the audit committee are expected to be Messrs. Weaver, Wright, Boudreau, McLuskie, Pearce and Zebeck.

     COMPENSATION. The compensation committee will establish the compensation policies and criteria of the Chief Executive Officer and other executive officers of MasterCard Incorporated. The members of the compensation committee are expected to be Messrs. Weaver, Aldinger, Boudreau and Falcones.

     NOMINATING. The nominating committee will consider and nominate individuals to serve as directors of MasterCard Incorporated for approval by the class A and class B stockholders at the annual meeting of stockholders, based upon proposals made by each regional board of MasterCard Incorporated. The members of the nominating committee are expected to be Messrs. Weaver, Aldinger, Boudreau, Dalton, Falcones, Ledru and Willumstad.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows the before-tax compensation for the Chief Executive Officer and the four next highest paid executive officers of MasterCard International at the end of 2001, which we collectively refer to as the named executive officers.

                                                                                 LONG-TERM
                                           ANNUAL COMPENSATION                  COMPENSATION
                             -----------------------------------------------    ------------
                                                              OTHER ANNUAL          LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY      BONUS(1)     COMPENSATION(2)      PAYOUTS       COMPENSATION(3)
---------------------------  ----  --------    ----------    ---------------    ------------    ---------------
Robert W. Selander.......    2001  $783,333    $2,500,000       $205,499         $3,479,000        $451,447
  President & CEO            2000  $700,000    $2,000,000       $198,760                 --        $419,360
Alan J. Heuer............    2001  $575,000    $  900,000       $153,971         $2,380,000        $201,341
  Senior Executive VP        2000  $575,000    $  800,000       $137,796                 --        $174,317
Jerry McElhatton.........    2001  $575,000    $  825,000       $149,047         $2,047,500        $395,586
  Senior Executive VP        2000  $575,000    $  725,000       $133,849                 --        $375,758
Christopher D. Thom......    2001  $500,000    $  700,000       $113,747         $2,072,000        $196,316
  Senior Executive VP        2000  $500,000    $  700,000       $116,470                 --        $129,283
Denise K. Fletcher(4)....    2001  $375,000    $  450,000       $ 42,182                 --        $ 44,485
  Executive VP               2000  $120,913    $  200,000             --                 --        $210,000(5)

---------------
(1) Additional bonuses for services performed in 2001 will be paid to Mr. Selander ($250,000 at the closing of the conversion and integration and $250,000 per year for each of the following three years), Mr. Thom ($200,000 at the closing and $66,667 per year for each of the following three years) and Ms. Fletcher ($200,000 at the closing and $66,667 per year for each of the following three years), if, and only if, the conversion and integration is consummated.

(2) Amounts principally represent reimbursement for tax obligations in connection with non-qualified retirement benefits.

(3) For 2001, includes matching contributions under the MasterCard International's 401(k) plan (Mr. Selander -- $22,134; Mr. Heuer -- $22,134; Mr. McElhatton -- $22,190; Mr. Thom -- $22,190; Ms. Fletcher -- $7,378);
    MasterCard International's contributions to both a non-qualified defined benefit and defined contribution plan -- Annuity Bonus Plan (Mr.
    Selander -- $186,513; Mr. Heuer -- $131,087; Mr. McElhatton -- $124,871; Mr.
    Thom -- $80,314; Ms. Fletcher -- $2,107); the dollar value of the benefit of premiums paid for a split-dollar life insurance policy projected on an actuarial basis (Mr. Thom -- $47,579); the full amount of all premiums paid by MasterCard International for executive life insurance coverage (Mr. Selander -- $36,800; Mr. Heuer -- $3,120; Mr. McElhatton -- $3,524; Mr.
    Thom -- $1,232); MasterCard International's contributions to a deferred compensation plan -- Rabbi Trust (Mr. Selander -- $150,000; Mr.
    McElhatton -- $200,000); cash payments in lieu of executive perquisites (Mr. Selander -- $56,000; Mr. Heuer -- $45,000; Mr. McElhatton -- $45,000; Mr.
    Thom -- $45,000; Ms. Fletcher -- $35,000).

(4) Ms. Fletcher joined MasterCard International in September 2000. Her salary and bonus amounts for fiscal 2000 reflect a partial year.

(5) Represents a one-time bonus paid upon hiring.

LONG-TERM INCENTIVE PLAN-AWARDS IN FISCAL YEAR 2001

     The following table lists grants of performance units in 2001 to the named executive officers:

                       NUMBER OF
                         UNITS       PERFORMANCE OR OTHER
NAME                   AWARDED(1)   PERIOD UNTIL MATURATION   THRESHOLD ($)   TARGET ($)   MAXIMUM ($)
----                   ----------   -----------------------   -------------   ----------   -----------
Robert W. Selander...    35,225     1/1/2001 -- 12/31/2003      1,761,250      3,522,500    7,045,000
  President and CEO      19,050(2)  1/1/2001 -- 12/31/2003        952,500      1,905,000    3,810,000
Alan J. Heuer........    20,250     1/1/2001 -- 12/31/2003      1,012,500      2,025,000    4,050,000
  Senior Executive VP    11,500(2)  1/1/2001 -- 12/31/2003        575,000      1,150,000    2,300,000
Jerry McElhatton.....    15,525     1/1/2001 -- 12/31/2003        776,250      1,552,500    3,105,000
  Senior Executive VP     8,625(2)  1/1/2001 -- 12/31/2003        431,250        862,500    1,725,000
Christopher D.           17,625
  Thom...............               1/1/2001 -- 12/31/2003        881,250      1,762,500    3,525,000
  Senior Executive VP
Denise K. Fletcher...     8,800     1/1/2001 -- 12/31/2003        440,000        880,000    1,760,000
  Executive VP            1,450(2)  1/1/2001 -- 12/31/2003         72,500        145,000      290,000

---------------
(1) The performance units were granted under MasterCard International's Executive Incentive Plan. Each performance unit has a target value equal to $100. The actual value of each unit will be calculated based on MasterCard International's performance over a three-year period based on a combination of qualitative and quantitative measures that include: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets and enhancing organizational capabilities. Each unit will be valued at target ($100) if, on a weighted-average basis, target performance is achieved for all of the performance measures. Each unit will be valued at threshold ($50) if, on a weighted-average basis, threshold performance is achieved. Each unit will be valued at maximum ($200) if, on a weighted-average basis, maximum performance is achieved. For performance between threshold and target or target and maximum, the value of the units will be increased on a straight line basis. The units will have no value if performance is below threshold.

(2) Represents one-time special grants awarded pursuant to the Executive Incentive Plan that vests 100% after five years for Mr. Selander; three years for Mr. Heuer, Mr. McElhatton and Ms. Fletcher.

     The performance units described in the preceding table are subject to vesting as described below. Performance units that relate to a three-year performance period will vest in annual increments according to the following schedule if the participant completes 1,000 hours of service and is employed by MasterCard International on the last day of the respective twelve-month cycle:

                     TWELVE-MONTH CYCLE
                  ENDING ON THE FOLLOWING
                     ANNIVERSARY OF THE                       % OF PERFORMANCE
                       DATE OF GRANT                            UNITS VESTED
                  -----------------------                     ----------------
1st Anniversary.............................................       26.67%
2nd Anniversary.............................................       26.67%
3rd Anniversary.............................................       26.67%
4th Anniversary.............................................           0%
5th Anniversary.............................................          20%

     Unvested performance units relating to the twelve-month cycle in which a participant terminates employment with MasterCard International, and subsequent twelve-month cycles during the vesting period for the award, will be forfeited upon termination of employment. If a participant is rehired during a subsequent twelve-month cycle in the vesting period for the same award of performance units, the participant will be eligible to vest in the performance units for the award that relate to the twelve-month cycle of rehiring and subsequent twelve-month cycles if the participant otherwise meets the terms and conditions specified in the award and completes 1,000 hours of service in, and is employed by MasterCard International on the last day of, the twelve-month cycle.

     Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service, (i.e., 5 years of service in total). Participants who retire (with at least six months of service during the performance period), die or become permanently disabled prior to the end of the three-year performance period and/or prior to the end of the five-year performance period are eligible for 100% vesting of their units, and receive a payout equal to the number of units granted for the period multiplied by the target unit value of $100. If a participant is terminated for cause, all units will be forfeited. Upon any other termination, only unvested units will be forfeited and vested units will be paid at target.

RETIREMENT BENEFITS

MASTERCARD ACCUMULATION PLAN (MAP)

     Any employee who participates in the MAP earns benefits under the MAP as soon as he or she becomes an employee of MasterCard. Benefits generally vest after four years of service. For each plan year after January 1, 2000, participants are credited with a percentage of their compensation for the plan year in accordance with the table below:

                                                              PAY CREDIT
                                                              FOR CURRENT
COMPLETED YEARS OF SERVICE AT DECEMBER 31 OF PRIOR PLAN YEAR   PLAN YEAR
------------------------------------------------------------  -----------
 0 -  4.....................................................      4.50%
 5 -  9.....................................................      5.75%
10 - 14.....................................................      8.00%
15 - 19.....................................................     10.00%
20 - 29.....................................................     12.00%

     Compensation is defined as base pay plus annual incentive compensation. These accounts also receive investment credits. Participants elect to allocate their account balance prior to the start of each plan year, during open enrollment, based on the following allocation options:

                                                              S&P 500
THIRTY-YEAR TREASURY ACCOUNT                                  ACCOUNT
----------------------------                                  -------
100%........................................................      0%
80%.........................................................     20%
50%.........................................................     50%
20%.........................................................     80%
0%..........................................................    100%

     The annual investment credits on the Standard & Poor's 500 Account are restricted to a minimum of 0% and a maximum of 15%. No election can be made for plan years beginning after December 31, 2002. When a participant terminates employment, the amount credited to the participant's account is paid in a lump sum or converted into an annuity.

SUPPLEMENTAL RETIREMENT BENEFITS

     Supplemental retirement benefits are provided to all named executive officers and certain other participants under various funded and unfunded nonqualified plans. Benefits are provided to certain employees whose benefits are limited by compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an annual benefit at retirement equal to a designated percentage of their final average base compensation reduced by the amount of all benefits received under the MAP and other qualified and nonqualified arrangements.

ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE TO CERTAIN EXECUTIVE OFFICERS

     The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the individuals, which would be payable to each executive officer listed assuming retirement at age 65 at his or her 2001 base salary with payments made for the life of each participant.

                                                          YEAR OF 65TH    ESTIMATED ANNUAL
NAME                                                        BIRTHDAY         BENEFIT(1)
----                                                      ------------    -----------------
Robert W. Selander......................................      2015            $783,000
Alan J. Heuer...........................................      2006            $460,000
Jerry McElhatton........................................      2004            $460,000
Christopher D. Thom.....................................      2013            $400,000
Denise K. Fletcher......................................      2013            $ 57,000

---------------
(1) Assumes MAP and Annuity Bonus Plan account balance increases with annual salary credits and interest credits projected at 6% per year.

     Included in the Estimated Annual Benefit in the table above is the MAP Conversion Annuity, part of MasterCard's nonqualified defined benefit plan, which was applicable to all executives with earnings exceeding the Internal Revenue Code section 401(a)(17) limit. This annuity was designed to cover certain early retirement subsidies applicable under the former pension plan to all plan participants. The aggregate annuity for certain named executive officers exceeded $100,000 (Mr. Selander -- $194,693, Mr. Heuer -- $136,696, Mr. McElhatton -- $130,514, Mr. Thom -- $114,057).

401(k) SAVINGS PLAN

     Employees who participate in the 401(k) plan may contribute from 2% to 6% of base pay on a tax-deferred basis. In addition, after-tax contributions are permitted, and employees may also contribute supplemental tax-deferred and after-tax amounts from 1% to 3%. Internal Revenue Service limits apply to all tax-deferred contributions.

     A 217% match is provided on employee contributions up to 6% of base pay. Employees must contribute to the 401(k) plan to receive matching contributions. Matching contributions are 100% vested after 4 years of service under a graded vesting schedule. Loans and certain types of withdrawals are permitted.

COMPENSATION OF DIRECTORS

     Members of the board of MasterCard Incorporated will receive the same compensation as members of the board of MasterCard International before the conversion as set forth below. The board of MasterCard Incorporated does not intend to establish any compensation for members of the board of MasterCard International.

     In fiscal year 2001, directors who were not employees of MasterCard International were paid an annual retainer of $25,000. The chairman of the board received an annual retainer of $30,000. Non-employee directors also received an annual retainer of $5,000 for serving as a chairperson of a standing committee; a $1,500 meeting fee for attendance at global and U.S. regional board meetings; a $1,000 meeting fee for attendance at committee meetings and a $500 meeting fee for telephonic meetings. In addition, customary expenses for attending board and committee meetings were reimbursed.

     Under the MasterCard Deferral Plan, up to 100% of non-employee director's meeting fees and annual retainer may be deferred and invested among several investment return options. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director's option, either in a lump sum or in ten annual installments.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENT

     MasterCard International is party to an employment agreement with Mr. Selander. Under the terms of the agreement, Mr. Selander's employment shall automatically terminate if he: (1) retires or becomes eligible to receive retirement benefits; (2) dies or (3) becomes disabled. In addition, both he and MasterCard can terminate the agreement for any reason upon ninety (90) days' prior written notice. During the employment term, Mr. Selander is eligible to participate in MasterCard's rewards plans and arrangements on a level commensurate with his position.

     The agreement also provides that if Mr. Selander's employment is terminated either by MasterCard other than for cause or by him for certain specified reasons, he shall receive any earned, but unpaid base salary, a pro rata portion of his target bonus and severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior three years, for a period of thirty-six (36) months. He is also subject to non-competition and non-solicitation covenants for a minimum period of twelve (12) months, up to the full length of the severance period.

     Pursuant to the agreement, Mr. Selander is eligible for annual company contributions of up to $150,000 to a rabbi trust or other tax deferred investment vehicle. $50,000 of this amount is guaranteed and the remaining $100,000 is based upon MasterCard attaining certain threshold and target performance goals. Generally, the vested portion of the assets is payable at the later of age 55 or his termination of employment.

CHANGE-IN-CONTROL ARRANGEMENTS

     MasterCard International has approved a change in control agreement for certain of its executive officers, including all of the named executive officers. To date, Mr. Selander is the only executive officer who has executed the change in control agreement. Under the agreement, if an executive officer's employment is terminated without "cause" or for "good reason" (as defined in the agreement) during the six-month period preceding or the two-year period following a "change in control" of MasterCard International, the executive will be entitled to the following:

     - a severance payment equal to two times the average base salary and bonus (three times in the case of the CEO), payable over a 24-month period (36 months in the case of the CEO), subject to recalculation to be payable over the period until the executive is eligible to retire (without any increase in the amount payable);

     - continued coverage under the executive's individual long-term disability plan for the 24- or 36-month period;

     - continued coverage in the medical, dental, hospitalization and vision care plans for up to eighteen months;

     - accelerated vesting of performance units including special grants awarded prior to the change in control under the Executive Incentive Plan, with payout at 125% of target;

     - accelerated vesting of appreciation of share units granted under the value appreciation plan;

     - accelerated vesting of special grants awarded pursuant to the Executive Incentive Plan, nonqualified retirement and deferred compensation benefits;

     - lump sum payment equal to the value of unvested qualified plan benefits;

     - outplacement assistance; and

     - an excise tax gross-up for any taxes incurred as a result of Section 4999 of the Internal Revenue Code.

     The executive would be subject to a covenant not to compete and not to solicit employees for up to 24-months (36 in the case of the CEO).

     For purposes of the agreement, a "change in control" is defined as follows:

          (a) as long as MasterCard International is a non-stock membership corporation or it or any of its affiliates is a private share corporation, if (1) at any time three members have become entitled to cast at least 45 percent of the votes eligible to be cast by all the members of MasterCard International (or all the shareholders of such private share corporation) on any issue, (2) at any time, a plan or agreement is approved by the members or shareholders, as the case may be, to sell, transfer, assign, lease or exchange substantially all of MasterCard International's (or such private share corporations') assets, or (3) at any time, a plan is approved by the members of MasterCard International (or the shareholders of such private share corporation) for the sale or liquidation of MasterCard International or such private share corporation. The foregoing notwithstanding, a reorganization in which the members continue to have all of the ownership rights in the continuing entity shall not in and of itself be deemed a "change of control" under (2) and/or (3), and a reorganization to convert MasterCard International from a membership to a stock company or a transaction resulting in the integration of Europay and MasterCard International shall not in and of itself constitute a "change of control;"

          (b) if MasterCard International becomes a stock corporation, the approval of its stockholders of (1) any consolidation or merger in which it is not the continuing or surviving corporation or pursuant to which shares of stock would be converted into cash, securities or other property, other than a merger in which the holders of stock immediately prior to the merger will have the same proportionate ownership interest (i.e., still own 100% of total) of common stock of the surviving corporation immediately after the merger, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of its assets, or (3) adoption of any plan or proposal for its liquidation or dissolution;

          (c) any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934), other than MasterCard International or a subsidiary or employee benefit plan or trust maintained by MasterCard International or any of its subsidiaries, becoming (together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the stock outstanding at the time, without the prior approval of the board of directors; or

          (d) a majority of the voting directors proposed on a slate for election by the members are rejected by a vote of those members.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The table below sets forth certain information with respect to the principal members of MasterCard International who, together with their affiliates, are entitled to vote 5% or more of the total number of votes eligible to be cast at the special meeting of principal members of MasterCard International in connection with which we are distributing this proxy statement-prospectus. None of the directors or executive officers of MasterCard International beneficially owns any of the voting power with respect to the votes to be cast at the meeting. To the best of our knowledge, each beneficial owner has sole voting power and investment power with respect to the votes that it is eligible to cast. A total number of 1,536,772,585 votes are eligible to be cast at the meeting.


     Information in the following table is based on the historic global proxy calculation for the period ended September 30, 2001.


                                                                 PRIOR TO CONVERSION AND INTEGRATION
                                                              -----------------------------------------
                      NAME AND ADDRESS                          NUMBER OF VOTES      PERCENT OF VOTES
                    OF BENEFICIAL OWNER                       ELIGIBLE TO BE CAST   ELIGIBLE TO BE CAST
                    -------------------                       -------------------   -------------------
Citicorp Credit Services, Inc. .............................      124,081,529              8.1%
  14700 Citicorp Drive
  Hagerstown, MD 21742
Chase Manhattan Bank USA, N.A. .............................      122,591,588              8.0%
  100 Duffy Avenue
  Hicksville, NY 11801
First USA Bank, N.A. .......................................      104,596,601              6.8%
  A Bank One Company
  201 North Walnut Street
  15th Floor
  Wilmington, DE 19801


     Additionally, the table below sets forth certain information, as of the date immediately following the completion of the conversion and integration, with respect to the beneficial ownership of our class A redeemable common stock and class B convertible common stock by each person who we know will be the beneficial owner of more than 5% of any class or series of our capital stock. None of the directors or executive officers of MasterCard Incorporated will beneficially own any of our class A redeemable or class B convertible common stock following the conversion and integration. To the best of our knowledge, each beneficial owner of class A redeemable common stock and class B convertible common stock will have sole voting power and sole investment power with respect to all of the class A redeemable and class B convertible shares that it owns. This table does not give effect to shares that may be acquired pursuant to options because no shares may be so acquired within 60 days from the date of this proxy statement-prospectus.


                                                      AFTER CONVERSION AND INTEGRATION
                                  ------------------------------------------------------------------------
                                   SHARES OF      PERCENT OF     SHARES OF      PERCENT OF     PERCENT OF
                                    CLASS A        CLASS A        CLASS B        CLASS B         TOTAL
                                   REDEEMABLE     REDEEMABLE    CONVERTIBLE    CONVERTIBLE    OUTSTANDING
                                  COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
NAME AND ADDRESS                  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
OF BENEFICIAL OWNER                  OWNED          OWNED          OWNED          OWNED          OWNED
-------------------               ------------   ------------   ------------   ------------   ------------
Citicorp Credit Services,
  Inc...........................  5.08 million       6.0%       .97 million         6.0%          6.0%
  14700 Citicorp Drive
  Hagerstown, MD 21742
Chase Manhattan Bank USA, N.A...  4.50 million       5.4%       .86 million         5.4%          5.4%
  100 Duffy Avenue
  Hicksville, NY 11801
EURO Kartensysteme EUROCARD und
  eurocheque GmbH...............  4.39 million       5.2%       .84 million         5.2%          5.2%
  Solmsstrasse 2-26
  60648 Frankfurt/Main
  Germany

                                                      AFTER CONVERSION AND INTEGRATION
                                  ------------------------------------------------------------------------
                                   SHARES OF      PERCENT OF     SHARES OF      PERCENT OF     PERCENT OF
                                    CLASS A        CLASS A        CLASS B        CLASS B         TOTAL
                                   REDEEMABLE     REDEEMABLE    CONVERTIBLE    CONVERTIBLE    OUTSTANDING
                                  COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
NAME AND ADDRESS                  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
OF BENEFICIAL OWNER                  OWNED          OWNED          OWNED          OWNED          OWNED
-------------------               ------------   ------------   ------------   ------------   ------------
First USA Bank, N.A. ...........  4.20 million       5.0%       .80 million         5.0%          5.0%
  A Bank One Company
  201 North Walnut Street
  15th Floor
  Wilmington, DE 19801
Europay France S.A. ............  4.22 million       5.0%       .80 million         5.0%          5.0%
  44, rue Cambronne
  75740 Paris Cedex 15
  France


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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Pursuant to an agreement, dated as of March 1, 1999, among MasterCard International and Citibank, N.A., including certain of its affiliates, Citibank has agreed, among other things, to increase, and then maintain, the overall percentage of payment cards issued by Citibank that are MasterCard branded, in exchange for certain pricing terms. MasterCard and Europay provide authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of MasterCard's fee-for-service products. A portion of MasterCard International's $1.2 billion dollar credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the administrative agent of that facility and Salomon Smith Barney Inc., an affiliate of Citibank, is the lead arranger and book manager of that facility. Additional amounts are paid by MasterCard International for these services. Another insurance affiliate of Citibank is a creditor of MasterCard International in connection with a portion of the $149 million lease financing for our O'Fallon, Missouri operations facility. In addition, Citibank and its affiliates receive fees from MasterCard for cash management, asset management and investment banking services. Citibank also acts as issuer of MasterCard's corporate purchasing cards. For 2000, fees earned from Citibank and its affiliates, as of the date of this proxy statement-prospectus, net of contractual obligations under the agreement described above, were approximately $140 million. Robert B. Willumstad, a member of our board of directors, is the Chief Executive Officer of Citigroup's Global Consumer Group, an affiliate of Citibank, N.A. As a result of the conversion and integration, Citibank, N.A., and its affiliates are expected to own approximately 6.0% of our class A redeemable and class B convertible common stock on a combined basis.



     Pursuant to an agreement, dated as of July 1, 1999, between MasterCard and The Chase Manhattan Bank, The Chase Manhattan Bank has agreed, among other things, to continue to increase, and then maintain, the annual percentage of payment cards issued by Chase that are MasterCard branded, in exchange for certain pricing terms. MasterCard and Europay provide authorization, clearing and settlement services in connection with transactions for which The Chase Manhattan Bank or its affiliates act as issuer or acquirer. In addition, The Chase Manhattan Bank uses several of MasterCard's fee-for-service products. A portion of MasterCard International's $1.2 billion dollar credit facility is syndicated to The Chase Manhattan Bank, for which The Chase Manhattan Bank receives a fee. In addition, The Chase Manhattan Bank and its affiliates receive amounts from MasterCard for cash management services. The Chase Manhattan Bank acts as issuer of MasterCard's corporate cards and provides a variety of banking services for MasterCard employees pursuant to arrangements entered into with MasterCard. MasterCard provides certain financial and other incentives to The Chase Manhattan Bank for co-branded and affinity card programs issued by Chase. For 2000, fees earned from The Chase Manhattan Bank and its affiliates, as of the date of this proxy statement-prospectus, net of contractual obligations under the agreement described above, were approximately $110 million. David A. Coulter, a member of our board of directors, is Vice Chairman of J.P. Morgan Chase & Co., of which The Chase Manhattan Bank is an affiliate, and Donald L. Boudreau, our Chairman Emeritus, is a former executive officer of The Chase Manhattan Bank. As a result of the conversion and integration, The Chase Manhattan Bank and its affiliates are expected to own approximately 5.4% of our class A redeemable and class B convertible common stock on a combined basis.



     Under the terms of a licensing agreement with Europay, EURO Kartensysteme EUROCARD und eurocheque GmbH, or EKS, is the principal licensee for certain Europay brands and payment products in Germany. EKS owns a 15.3% equity interest in Europay and is a principal member of MasterCard International. In connection with the conversion and integration, EKS may enter into one or more agreements with MasterCard Incorporated, MasterCard International and/or Europay pursuant to which, among other things, EKS will assign to Europay certain trademarks, trade names and other intellectual property rights, and MasterCard and Europay will provide support for marketing initiatives designed to migrate all uses by German members of the Eurocard-MasterCard brand on cards, acceptance decals, advertising and other materials to the MasterCard brand mark. For 2000, fees earned by Europay from EKS were approximately E65 million. Jan A. M. Hendrikx, a member of our board of directors, is Chief Executive Officer of EKS and a member of the board of directors of Europay. As a result of the conversion and integration, EKS is expected to own approximately 5.2% of our class A redeemable and class B convertible common stock.


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


     MasterCard and Europay provide authorization, clearing and settlement services in connection with transactions for which Bank One or its affiliates, including First USA Bank, N.A., act as issuer or acquirer. For 2000, fees earned from Bank One and its affiliates, as of the date of this proxy statement-prospectus were approximately $110 million. As a result of the conversion and integration, Bank One and its affiliates are expected to own approximately 5.0% of our class A redeemable and class B convertible common stock on a combined basis.


     Europay France S.A., a company formed by certain French financial institutions to promote Europay brands and payment products in France, owns a 15.3% equity interest in Europay and is a principal member of MasterCard International. For 2000, fees earned by Europay from Europay France were approximately E21 million. Jean-Pierre Ledru, a member of our board of directors, is Chairman and Chief Executive Officer of Europay France and Chairman of Europay. As a result of the conversion and integration, Europay France is expected to own approximately 5.0% of our class A redeemable and class B convertible common stock.

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

            DESCRIPTION OF CAPITAL STOCK OF MASTERCARD INCORPORATED

     The following summary of MasterCard Incorporated's capital stock describes the material terms of the stock. For a complete description, we refer you to MasterCard Incorporated's charter and bylaws, which are attached as Annexes D and E to this proxy statement-prospectus.

GENERAL

     Capitalization. The authorized capital stock of MasterCard Incorporated consists of:

     - 275 million shares of class A redeemable common stock, par value $.01 per share;

     - 25 million shares of class B convertible common stock, par value $.01 per share; and

     - 75 million shares of class C common stock, par value $.01 per share.

     Immediately following the closing of the conversion and integration, 84 million shares of class A redeemable common stock will be issued and outstanding, 16 million shares of class B convertible common stock will be issued and outstanding and no shares of class C common stock will be issued and outstanding. MasterCard Incorporated may only issue the class B convertible common stock in connection with the transactions contemplated by the integration agreement.

     Conversion of Class B convertible common stock. Each share of class B convertible common stock, except shares that constitute ec Pictogram shares, will automatically be converted into one share of class A redeemable common stock on the third anniversary of the first day of the first fiscal quarter beginning after the fiscal quarter in which the closing of the conversion and integration occurs. Shares of class B convertible common stock that are ec Pictogram shares will automatically be converted into one share of class A redeemable common stock on the second anniversary of the day on which all of the other shares of class B convertible common stock were converted and some or all of these shares will be allocated among the members of MasterCard responsible for ec Pictogram volumes to the extent such volumes have been previously converted to Maestro, in accordance with the terms of the integration agreement. Any remaining shares will be allocated to non-European member-stockholders.

     Reallocation. At the conclusion of the three year transition period, all shares of class A redeemable common stock, including class A redeemable common stock resulting from the conversion of class B convertible common stock, will be subject to reallocation as described more fully under "Share Allocation and the Global Proxy -- Reallocation of Shares at the Conclusion of the Transition Period." In connection with this reallocation, shareholders may be required to return some or all of their common stock to MasterCard Incorporated for reallocation. In addition, ec Pictogram shares will be subject to reallocation at the conclusion of an additional two year period following the transition period as described more fully under "-- Conversion of Class B Convertible Common Stock" above.

     Fractional Shares. No fractional shares of class A redeemable or class B convertible common stock will be issued or delivered by MasterCard Incorporated. Any fractional share interests will be rounded to a whole share in such manner as the management of MasterCard Incorporated may determine in its sole discretion.

VOTING RIGHTS, DIVIDEND RIGHTS AND LIQUIDATION RIGHTS

     Voting Rights. Each holder of class A redeemable and class B convertible common stock has the right to cast one vote for each share of class A redeemable and class B convertible common stock held of record on all matters submitted to a vote of stockholders of MasterCard Incorporated. At the end of the transition period, all shares of class B convertible common stock, except for class B convertible shares relating to ec Pictogram, will be converted into class A redeemable common stock. Following this conversion, the remaining class B convertible common stock will have no voting rights. At all times, each holder of class A redeemable and class B convertible common stock, together with its affiliates, will be subject to a 7% voting limitation in the election of directors regardless of the number of shares owned. This provision may be altered by a majority vote of the MasterCard Incorporated board of directors or by a majority of the holders of the class A redeemable common stock and class B convertible common stock voting together as a single class (so long as
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

the class B convertible stock has voting rights). However, approval of at least 75% of the directors present at a meeting at which a quorum is present is required to raise the limitation on voting for directors to more than 15% of the shares that are entitled to vote in the election of directors. The above provisions may be amended only with the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A redeemable and class B convertible common stock voting together as a single class (so long as the class B convertible stock has voting rights).

     Dividend Rights. The holders of shares of class A redeemable and class B convertible common stock are entitled to share ratably in dividends or distributions, if, as and when dividends or distributions are declared by the board of directors of MasterCard Incorporated at its discretion. MasterCard Incorporated has no current plans to pay cash dividends on the common stock.

     Liquidation Rights. Upon dissolution, liquidation or winding-up of MasterCard Incorporated, holders of class A redeemable and class B convertible common stock are entitled to share ratably in the net assets available for distribution to stockholders after the payment of debts and other liabilities, subject to the prior rights of any issued preferred shares.

     Redemption Rights. If, within three years after the closing of the conversion, a stockholder of MasterCard Incorporated ceases to be a principal member of MasterCard International (other than in connection with a permitted transfer of shares as described under "-- Transfer Restrictions" below), MasterCard Incorporated will redeem that stockholder at par value. If more than three years have elapsed since the conversion and a stockholder of MasterCard Incorporated ceases to be a principal member of MasterCard International, MasterCard Incorporated may, at its option, redeem the shares of that stockholder for their book value based on MasterCard Incorporated's financial statements most recently filed with the Securities and Exchange Commission. If MasterCard Incorporated does not redeem the stockholder's shares, the stockholder will be required to offer the unpurchased shares to the other stockholders in accordance with procedures to be established by the board of directors.

     Certain Purchase and Sale Obligations. Beginning three years after the conversion and integration, no stockholder may own common stock representing more than 125% or less than 75% of that stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements within 12 months of receipt of notice from MasterCard Incorporated that such purchase or sale is required. Any sales of shares would ordinarily constitute taxable transactions. Stockholders who need to sell shares in order to satisfy the 125% requirement are obligated under the bylaws of MasterCard Incorporated to accept the highest price offered to them for the shares that are required to be sold.

     To the extent that member-stockholders are required to purchase shares in order to satisfy the 75% minimum ownership requirement, shares will be available either directly from MasterCard Incorporated or from other member-stockholders that either are required to sell shares in order to satisfy the 125% maximum ownership requirement or otherwise desire to sell shares. The board of directors of MasterCard Incorporated is authorized to establish procedures by which shares of MasterCard Incorporated common stock will be traded among member-stockholders or purchased or sold by MasterCard. Methods for the purchase and disposition of shares may include some or all of the following: an on-line bulletin board that matches buyers and sellers of shares; a periodic auction conducted on behalf of MasterCard Incorporated for buyers and sellers of shares; and directly negotiated purchases and sales of shares. The price at which shares may be purchased or sold will be determined through these methods. MasterCard Incorporated will not charge member-stockholders any commissions for facilitating trading in its shares.

     MasterCard Incorporated will purchase or sell its common stock subject to its having sufficient capital available to effect each purchase transaction, and only if each purchase or sale transaction is permitted under the laws, rules and regulations applicable to MasterCard Incorporated at the time (including securities laws). In particular, to the extent any offer by MasterCard Incorporated to purchase its shares constitutes a tender offer under the Exchange Act, MasterCard Incorporated will comply with the applicable tender offer rules and regulations. In addition, MasterCard Incorporated will undertake activities to facilitate trading of its common stock among member-stockholders only to the extent such activities are permitted under the federal and state
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

securities laws of the United States and related rules and regulations. Any shares subsequently sold by MasterCard Incorporated may not be registered under the Securities Act of 1933, as amended, and accordingly may be subject to resale restrictions under the Securities Act.

     Rights. Holders of class A redeemable and class B convertible common stock have the right under the terms of the integration agreement and as provided for in the bylaws of MasterCard Incorporated to receive additional shares at the end of the three-year transition period to the extent that their new global proxy calculation for the third year of the transition period (calculated on a European or non-European basis, as the case may be) exceeds their initial allocation of shares. See "Share Allocation and the Global Proxy -- Reallocation of Shares at the Conclusion of the Transition Period." Similarly, holders of class A redeemable and class B convertible common stock have the right to receive additional shares in certain circumstances in connection with the reallocation of ec Pictogram shares. See "Share Allocation and the Global
Proxy -- Conversion and Reallocation of ec Pictogram Shares." Members receiving additional shares at the end of the three-year transition period and/or in connection with the reallocation of ec Pictogram shares will do so pursuant to rights initially granted with all shares of class A redeemable and class B convertible common stock of MasterCard Incorporated. Each right is transferable only with the applicable shares of class A redeemable and class B convertible common stock, expires or terminates upon completion of the final reallocation and is not redeemable except together with the redemption of a share of class A redeemable or class B convertible common stock. Other than the right and as otherwise described herein, holders of class A redeemable and class B convertible common stock do not have any rights to purchase additional shares of stock from MasterCard Incorporated, to have their common stock converted into or exchanged for other securities (except for the conversion of class B convertible shares into class A redeemable shares as described above), to have their common stock repurchased by MasterCard Incorporated or to receive a preferred return on their shares of common stock.

     Class C Common Stock. Shares of class C common stock may be issued from time to time with voting powers, designations, preferences and other rights to be determined by the MasterCard Incorporated board of directors, provided that no shares of class C common stock may be entitled to voting rights, dividends or rights to participate in the proceeds of a liquidation that are greater than the corresponding rights of the class A redeemable common stock. The MasterCard Incorporated certificate of incorporation provides that any issuance of class C common stock requires the approval of two-thirds of the board of directors, and that any issuance of voting class C common stock or class C common stock that, together with all other issuances of class C common stock made during the immediately preceding two years, represents greater than 5% of the total number of class A redeemable shares and class B convertible shares outstanding prior to the issuance requires the approval of 75% of the board of directors. These provisions may be amended only with the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A redeemable and class B convertible common stock voting together as a single class (so long as the class B convertible stock has voting rights).

TRANSFER RESTRICTIONS

     For three years following the closing of the conversion, no transfer of shares of common stock and no assignment of the right to receive shares will be permitted except:

     - in connection with a transfer of all or substantially all of a stockholder's card portfolio;

     - in the event that a stockholder that was a principal member becomes an affiliate member of another principal member, in which case the stockholder may transfer its common stock to the principal member with which it becomes affiliated;

     - in the event that a stockholder that was a principal member with one or more affiliate members ceases to be a principal member and one or more of its affiliate members thereupon become principal members, in which case the stockholder may transfer its common stock to the former affiliate members;

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

     - if a stockholder is prohibited from holding the common stock of MasterCard Incorporated by applicable regulatory requirements, in which case the stockholder may transfer its common stock to an affiliate that is permitted to hold the stock, with the prior approval of the board of directors of MasterCard Incorporated; and

     - a stockholder may transfer shares to a class A member of MasterCard International that is an affiliate of such stockholder with the approval of the board of directors of MasterCard Incorporated. For these purposes, an affiliate is any parent company that directly or indirectly owns 80% or more of the voting power and economic interests in the stockholder, and any entity of which the stockholder or any of such parents owns 80% or more of the voting power and economic interests.

The permissible transfers described above apply only to transfers of all, but not less than all, of a stockholder's shares in MasterCard Incorporated.

     After three years, each stockholder must maintain an ownership percentage of MasterCard Incorporated common stock that is no less than 75% and no more than 125% of the stockholder's most recent global proxy calculation. Stockholders may be required to purchase or sell shares of MasterCard Incorporated in order to satisfy these requirements within 12 months of receipt of notice from MasterCard Incorporated that such purchase or sale is required. Any sales of shares would ordinarily constitute taxable transactions. Stockholders who need to sell shares in order to satisfy the 125% requirement are obligated under the bylaws of MasterCard Incorporated to accept the highest price offered to them for the shares that are required to be sold. In addition:

     - only class A members of MasterCard International may own shares of class A redeemable and class B convertible common stock of MasterCard Incorporated; and

     - unless otherwise approved by a two-thirds vote of the MasterCard Incorporated board of directors, no stockholder together with its affiliates may own more than 15% of the outstanding shares of voting stock of MasterCard Incorporated.

     Following the three year transition period, MasterCard Incorporated intends to facilitate trading of its common stock among class A members of MasterCard International according to procedures to be established by the board of directors of MasterCard Incorporated. See "-- Certain Purchase or Sale Obligations."

     The shares of MasterCard Incorporated common stock that MasterCard International members will own following the conversion and integration have been registered under the Securities Act of 1933. They may be traded in accordance with the transfer restrictions contained in this section by you if you are not an affiliate of MasterCard International under the Securities Act. An "affiliate" as defined by the rules under the Securities Act is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, MasterCard International. Persons who are affiliates of MasterCard International may not sell their shares of MasterCard Incorporated common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the requirements of the Securities Act, including Rules 144 and 145 issued by the SEC under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

TRANSFER AGENT

     Initially, MasterCard Incorporated will be the transfer agent and registrar of the common stock.

LIMITATIONS ON A CHANGE OF CONTROL

     We summarize below several provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law. These provisions could have the effect of delaying, deferring or preventing a change in control of MasterCard Incorporated or deterring potential acquirers from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. These descriptions are not complete and we refer you to the documents that we have filed as exhibits to this proxy statement-prospectus and to the Delaware General Corporation Law.

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     Supermajority Vote of the Board of Directors.  Our certificate of incorporation requires the approval of 75% of the directors present at a meeting at which a quorum is present and the approval of the holders of a majority of the outstanding class A redeemable and class B convertible common stock voting together as a single class (so long as the class B convertible common stock has voting rights) to: alter our status as a stock corporation; amend our certificate of incorporation to authorize MasterCard Incorporated to issue stock other than class A redeemable, B convertible or C common stock; sell, lease or exchange all or substantially all of MasterCard Incorporated's assets; approve the sale, lease or exchange of all or substantial all of the assets of MasterCard International; engage in a business combination (merger or consolidation) involving either MasterCard Incorporated or MasterCard International; undertake an initial public offering; amend the MasterCard International certificate of incorporation to allow MasterCard International to issue capital stock, to create additional classes of membership interests in MasterCard International, to subject the property of the members of MasterCard International to the obligations of MasterCard International or to subject non-U.S. programs to the satisfaction of any liabilities arising from the current DOJ and merchant antitrust litigations in the United States; or amend the provisions of the MasterCard International bylaws relating to special assessments that may be imposed upon the members of MasterCard International. Other provisions of the certificates of incorporation and by-laws of MasterCard Incorporated and MasterCard International may be modified only if certain supermajorities are achieved, and these provisions may have the effect of deterring potential acquirors. See "Comparison of Rights of MasterCard International Members Before and After the Conversion and Integration."

     Ability to Call Special Meetings. Special meetings of MasterCard Incorporated stockholders may be called at any time for any purpose by written request of the chairman of the board of directors or the President and Chief Executive Officer of MasterCard Incorporated. Special meetings may also be called by the Secretary upon the written request of at least 33 1/3% of the board of directors or the holders of at least 25% of the outstanding shares entitled to vote on the action being proposed. Notice of a special meeting must state the time, place and date of the meeting, the name of the person or persons calling the meeting, the purpose for which the meeting is called and the means of acceptable remote participation. The business transacted at the special meeting is limited to the purpose described in the notice.

     15% Share Ownership Limitation. Unless otherwise approved by a two-thirds vote of the MasterCard board of directors, no stockholder together with its affiliates may own more than 15% of the outstanding shares of voting stock of MasterCard Incorporated.

     7% Voting Power Limitation. Each holder of class A redeemable and class B convertible common stock, together with its affiliates, will be subject to a 7% voting limitation in the election of directors regardless of the number of shares owned.

     Only Class A Members of MasterCard International may be Stockholders of MasterCard Incorporated. Only class A members of MasterCard International may own shares of class A redeemable and class B convertible common stock of MasterCard Incorporated.

     Authorized but Unissued Shares of Class C Common Stock. Since the board of directors of MasterCard Incorporated may issue shares of class C common stock and set the voting powers, designations, preferences and other rights related to that stock, any issuance of class C shares may delay or prevent a change of control.

DELAWARE ANTI-TAKEOVER STATUTE

     Under Section 203 of the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon completion of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Although MasterCard Incorporated does not plan to "opt out" of this provision, Section 203 will not apply as long as we have fewer than 2,000 stockholders. In addition, the provision may not be meaningful as a result of certain provisions of our certificate of incorporation and bylaws, including the provision prohibiting stockholders from holding more than 15% of our outstanding common stock.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our bylaws require, among other things, that we indemnify our officers and directors against all expenses, including attorney's fees, incurred in any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of MasterCard Incorporated. We are also permitted to advance to the officers and directors all related expenses, subject to reimbursement if it is determined subsequently that indemnification is not permitted.

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                     MATERIAL CONTRACTS BETWEEN MASTERCARD
                           INTERNATIONAL AND EUROPAY

     We summarize below the material contracts between MasterCard International and Europay before the conversion and integration. If the conversion and integration are completed, these agreements will be terminated.

ALLIANCE AGREEMENT

     MasterCard International and Europay are parties to an Alliance Agreement, dated as of November 14, 1996, that provides for a broad alliance between the two companies and sets forth the terms and conditions under which MasterCard International and Europay agreed to improve the acceptance, visibility, brand awareness and technological support of the MasterCard brand in Europe.

     Under the Alliance Agreement, MasterCard International agreed to grant Europay the exclusive right to elect new European members for the non-exclusive use of the MasterCard brand marks in Europe and agreed to approve and execute new member agreements and/or licenses on a non-exclusive basis for newly elected European members and/or licensees for use of the MasterCard brand marks in Europe.

MAESTRO AGREEMENT

     MasterCard International and Europay are also parties to a Maestro Agreement, dated as of June 19, 1997, that provides for the joint development, promotion and management by MasterCard International and Europay of Maestro International Incorporated. Maestro International Incorporated is 50% owned by MasterCard International and 50% owned by Europay. Maestro International grants licenses to use and to grant sublicenses for the Maestro brands to MasterCard and Europay for each of the regions of the world.

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